Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.  REDACTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

GAS GATHERING AGREEMENT

DATED MAY 31, 2011

BETWEEN

REGENCY FIELD SERVICES  LLC

(GATHERER)

AND

SM ENERGY COMPANY

(PRODUCER)

GAS GATHERING AGREEMENT

THIS AGREEMENT (Agreement) is entered and effective on this 31st day of May, 2011, (Effective Date) between Regency Field Services  LLC (Gatherer), and SM Energy Company (Producer).  Gatherer and Producer may be referred to herein individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS Producer desires to dedicate Lease(s) and/or its interests in Well(s) completed for production within the Dedicated Area to Gatherer hereunder and to have Gas gathered from the Receipt Point(s) to the Delivery Point(s) as set forth in this Agreement and Gatherer desires to gather such Gas; and

WHEREAS Producer desires that Gatherer construct for Producer’s benefit certain facilities to enable Gatherer to gather such Gas and related Condensate and Gatherer desires to construct such facilities; and

WHEREAS Producer and Gatherer’s affiliate, Regency Texas Pipeline LLC (“RTP”) shall enter into, contemporaneously herewith, an agreement governed by tariffs setting forth the terms and conditions for the gathering of Condensate (such agreement and tariffs, collectively, the “Condensate Agreement”), but the facilities necessary to enable RTP to gather such Condensate in accordance with the Condensate Agreement will be constructed by Gatherer on behalf of RTP in accordance with this Agreement; and

WHEREAS Producer is conveying to Gatherer pursuant to that certain Purchase and Sale Agreement of even date herewith, certain of Producer’s existing Gas pipeline assets, which shall become a part of the Facilities as defined below.

NOW THEREFORE, for the consideration set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.                                                              Anchor Shipper shall mean a shipper that dedicates no less than one hundred fifty thousand (150,000) acres to Gatherer for gathering and related services on the Facilities under an agreement with a minimum term of twenty (20) years on or before the later of the Effective Date or the date that Gatherer commences construction of the New Facilities.

2.                                                              Annual Throughput Commitment means for each Commitment Year the quantities of Gas set forth on Exhibit “E” hereto for such Commitment Year.

3.                                                              Affiliate means, with respect to Gatherer, any entity controlled by or under common control with Regency Energy Partners LP and, with respect to Producer, means any entity controlling, controlled by, or under common control with Producer.  For purposes of this definition, the term “control” (including its derivatives and similar terms) means ownership of more than fifty percent (50%) of the voting interest of the entity with the authority to direct or cause the direction of the management and policies of the relevant Person.

4.                                                              Briscoe/Catarina System means the portion of the System located within the portion of the Dedicated Area identified as “Briscoe/Catarina” on Exhibit “A-1” hereto.

5.                                                              Briscoe/Galvan System means the portion of the System located within the portion of the Dedicated Area identified as “Briscoe/Galvan” on Exhibit “A-1” hereto.

6.                                                              British thermal unit or Btu means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five-tenths degrees (58.5°) Fahrenheit to fifty-nine and five-tenths degrees (59.5°) Fahrenheit.

7.                                                              Central Backbone shall have the meaning ascribed to it in Section 2 of Article III hereof.

8.                                                              Commitment Year shall mean a period of twelve (12) consecutive Months commencing on the first Day of the Month following the Effective Date and each subsequent period of twelve (12) consecutive Months thereafter up to a maximum of ten (10) Commitment Years, except that the period from the Effective Date until the first Day of the following Month shall be part of the first Commitment Year.

9.                                                              Condensate means liquid hydrocarbons produced from a well that are delivered into the Facilities at a Receipt Point as part of Producer’s Gas (including but not limited to liquid hydrocarbons delivered to a Receipt Point) that, during movement in the Facilities, experiences a phase change to a liquid state and/or is subsequently recovered as a liquid from the Facilities in oil and Gas separators, pipeline drips, compressor discharges, suction scrubbers, pigging/slug catchers and other similar equipment.

10.                                                       Condensate Agreement shall have the meaning ascribed to it in the Recitals above.

11.                                                       Condensate Delivery Point(s) shall have the meaning ascribed to the term “Delivery Point(s)” in the Condensate Agreement.

12.                                                       Condensate Facilities shall have the meaning ascribed to the term “Facilities” in the Condensate Agreement.

13.                                                       Condensate MDQ shall have the meaning ascribed to the term “MDQ” in the Condensate Agreement.

14.                                                       Condensate Receipt Point(s) shall have the meaning ascribed to the term “Receipt Point(s)” in the Condensate Agreement.

15.                                                       Connection Deadline shall have the meaning ascribed to it in Sections 4 and 5 of Article III hereof.

16.                                                       Connection Delay shall have the meaning ascribed to it in Section 6 of Article III hereof.

17.                                                       DA Offset Well shall have the meaning ascribed to it in Section 5 of Article III hereof.

18.                                                       Day, day or Daily means a period of twenty-four (24) consecutive hours, beginning and ending at 9:00 a.m. Central Time; provided, that on the Day on which Daylight Saving Time becomes effective, the period will be twenty-three (23) consecutive hours; and on the Day on which Standard Time becomes effective, the period will be twenty-five (25) consecutive hours.

19.                                                       Dedicated Area means the lands described and depicted by plat on Exhibit “A-1”, strictly limited to the formations between the surface of such lands and the base of the Eagle Ford Formation underlying such lands and shall include the Lease(s) and Well(s) within the Dedicated Area.

20.                                                       Development Area means a discrete geographic portion of the Dedicated Area designated by Producer that will be developed by Producer in accordance with the Drilling Plan.

21.                                                       Drilling Plan shall mean Producer’s plan and schedule for developing the Dedicated Area as further described in, and updated by Producer as set forth in, Article III hereof.  The current Drilling Plan as of the Effective Date is set forth on Exhibit “F” hereto.

22.                                                       Eagle Ford Formation shall mean the Cenomanian-aged geological formation known as the Eagle Ford formation. The base of the Eagle Ford formation is defined by the gamma ray tool as a change from a high radioactive response at the base of the Eagle Ford formation to a very low radioactive response from the underlying limestones of the Buda formation as defined in Producer’s Briscoe G 1H well at a measured depth of 7,704 feet.

23.                                                       Excess Pressure shall have the meaning ascribed to it in Section 2 of Article VI hereof.

24.                                                       Excess Pressure Event shall have the meaning ascribed to it in Section 2 of Article VI hereof.

25.                                                       Facilities means all pipeline and associated equipment to be purchased, constructed, owned, operated and/or maintained by Gatherer as necessary to receive, separate, gather, dehydrate and treat, as applicable, Producer’s Gas hereunder from the Receipt Point(s) and to redeliver the Residue Gas to the Delivery Point(s) in accordance with this Agreement.

26.                                                       Fees means all of the fees set forth on Exhibit “B” hereto.

27.                                                       Fixed Location Lateral shall have the meaning ascribed to it in Section 3(c) of Article III hereof.

28.                                                       Force Majeure shall have the meaning ascribed to it in Article XIV hereof.

29.                                                       Fuel means (a) Gas used by Gatherer as fuel in the operation of the Facilities and (b) Gas lost and unaccounted for on the Facilities through normal operations of the Facilities.

30.                                                       Gas or gas means natural gas as produced in its natural state, including all of the hydrocarbon constituents thereof.

31.                                                       Gathering Fee means the gathering fee specified in Exhibit “B” attached hereto.

32.                                                       Gathering Segment means, collectively: (a) a Tank Battery; (b) one or more lateral pipelines of at least ten (10) inches diameter connecting with such Tank Battery, running through the central zone of a Development Area and connecting directly or indirectly to (i) the Central Backbone on the Briscoe/Galvan System or (ii) one or more Delivery Point(s) and Condensate Delivery Point(s) on the LaSalle System or the Briscoe/Catarina System, as applicable; and (c) one or more pipelines connecting the Receipt Point(s) to such laterals.

33.                                                       Gross Heating Value means the number of Btu produced by the complete combustion of a cubic foot of Gas (excluding hydrogen sulfide) at a temperature base of sixty degrees (60o) Fahrenheit and a pressure base of fourteen and seventy-three one hundredths (14.73) Psia. Heating values shall be expressed in Btu per cubic foot and may be determined by calorimeter, calculation from compositional analysis or other acceptable industry practices. For the purpose of making Btu calculations at each Delivery Point(s), the downstream pipeline’s determination of Gross Heating Value shall apply.

34.                                                       GSB Plan means the Gathering Segment Build-out Plan that addresses each Development Area consistent with the Drilling Plan and in accordance with the procedures set forth in Section 3 of Article III.  The initial GSB Plan is set forth on Exhibit “D” hereto.

35.                                                       L&U shall have the meaning ascribed to it in the Condensate Agreement.

36.                                                       LaSalle System means the portion of the System located within the portion of the Dedicated Area identified as “LaSalle” on Exhibit “A-1” hereto.

37.                                                       Lateral means a lateral pipeline of a Gathering Segment, excluding, however, pipelines connecting the Receipt Point(s) to such laterals.

38.                                                       Lease(s) means all interests of every kind and character now owned or hereafter acquired during the term of this Agreement by Producer, or any Affiliate of Producer, in, to, or under any oil and gas lease, mineral interest, royalty interest, overriding royalty interest, production payment, and profits interest, mineral servitude, or other right with respect to Gas and related hydrocarbons covering the lands and formations within the Dedicated Area.  The term “Lease” includes all interests of every kind and character now owned or hereafter acquired by Producer, or any Affiliate of Producer, in, to, and under any unit declaration, unit agreement, unit order, the units created pursuant thereto, and all Gas and other hydrocarbons produced therefrom as the result of the inclusion in such units of all or any portion of any Lease.  The term “Lease” also includes any renewal or extension of the relevant Lease (as to all or any portion of the lands and formations covered thereby) and any wholly new oil and gas lease (including any top lease) covering all or a portion of the same lands and formations as the relevant existing Lease that is executed and delivered during the term of, or within one (1) year after the expiration of the term of, such predecessor Lease, to the extent of the interests therein owned by Producer, or any Affiliate of Producer, during the term of this Agreement.  Notwithstanding the foregoing or anything else herein to the contrary, the term “Lease” shall not include any interests with respect to formations below the base of the Eagle Ford Formation.

39.                                                       Maximum Daily Quantity or MDQ shall mean, as measured at the applicable Delivery Point(s): (a) 600,000 Mcf of Gas per Day for the Briscoe/Galvan System; (b) 80,000 Mcf of Gas per Day for the LaSalle System; and (c) 20,000 Mcf of Gas per Day for the Briscoe/Catarina System.

40.                                                       Maximum Pressure shall mean the maximum allowable operating pressure of the pipe, which shall be 1,440 psig at each Receipt Point(s), unless Producer has altered the Maximum Pressure applicable to the Gathering Segment to which such Receipt Point(s) is connected, as provided in Article VI, Section 2 hereof.

41.                                                       Mcf means one thousand (1,000) cubic feet of Gas at a base temperature of sixty degrees (60°) Fahrenheit, and at a pressure base of fourteen and seventy-three one hundredths (14.73) Psia and containing the amount of water vapor present at actual production pressure and temperature.

42.                                                       Minimum Production means actual deliveries of Gas measured from a Receipt Point that are at least seventy-five (75) Mcf per day, when averaged over three (3) consecutive Months.

43.                                                       MMBtu means one million (1,000,000) British thermal units.

44.                                                       Month means the period beginning at 9:00 a.m. Central Time on the first Day of each calendar Month and ending at 9:00 a.m. Central Time on the first Day of the next succeeding calendar Month.

45.                                                       New Facilities means, collectively, the new Receipt Point and the other new portions of the System necessary (a) to receive, separate, gather, dehydrate and treat, as applicable, Producer’s Gas from a new Well Pad and to redeliver the Residue Gas to the Delivery Point(s) in accordance with this Agreement, (b) to deliver the Condensate to RTP in accordance with this Agreement and the Condensate Agreement and (c) to gather and redeliver the Condensate to the Condensate Delivery Point(s) in accordance with the Condensate Agreement.  For the avoidance of doubt, if such New Facilities include a new Tank Battery, such New Facilities shall also include a new Condensate Receipt Point at such Tank Battery.

46.                                                       Non-conforming Delivery Gas/Condensate shall have the meaning ascribed to it in Section 6 of Article IX hereof.

47.                                                       Non-conforming Receipt Gas/Condensate shall have the meaning ascribed to it in Section 5 of Article IX hereof.

48.                                                       Operational Date, as it applies to a specific portion of New Facilities, means the date on which such New Facilities are complete, operational and ready to receive Gas from the applicable new Well Pad for provision of the gathering and related services under this Agreement and the Condensate Agreement.

49.                                                       Person means any individual or entity, including, without limitation, any corporation, limited liability company, joint stock company, general or limited partnership, or government authority (including any agency or administrative group thereof).

50.                                                       Producer’s Dedicated Gas means all Gas owned or controlled by Producer or its Affiliates and produced during the term of this Agreement from or allocable to all current and future Wells located on lands within the Dedicated Area.  As used in this definition: (a) the word “owned” refers to Gas to which Producer has title by virtue of its ownership of a Lease or its purchase thereof from another Person; and (b)  the phrase “controlled by” refers to Gas owned by Persons other than Producer or its Affiliates and produced from Wells in the Dedicated Area during the period that Producer or its Affiliates have the contractual right (pursuant to a marketing, agency, operating, unit or similar agreement) to market such Gas; and if for any reason the contractual right of Producer or its Affiliates to market any such Gas (the “subject Gas”) terminates or expires, then the subject Gas shall cease to constitute Producer’s Dedicated Gas upon such termination or expiration.  The phrase “controlled by” does not refer to, and Producer’s Dedicated Gas does not include, Gas owned by Persons other than Producer or its Affiliates and produced from Well(s) not operated by Producer or any of its Affiliates.

51.                                                       Producer’s Gas means all Gas tendered under this Agreement by Producer to the Receipt Point(s) for gathering and related services hereunder.

52.                                                       Psia means pounds per square inch absolute.

53.                                                       Purchased Assets means those assets purchased by Gatherer from Producer pursuant to that certain Purchase and Sale Agreement of even date herewith.

54.                                                       Qualifying Pipe shall mean electrostatic resistance welded (“ERW”), coated and wrapped pipe that is: (i) to be used in construction of the New Facilities; (ii) delivered FOB Gardendale, Texas; (iii) from a steel mill that is on Gatherer’s list of approved mills; and (iv) deliverable in a timely manner so as not to cause Gatherer to miss any deadlines set forth herein.

55.                                                       Residue Gas shall mean the hydrocarbons attributable to Producer’s Gas that remain in a gaseous state after treating and removal of water and Condensate from Producer’s Gas at each Tank Battery.

56.                                                       ROW Allocation means [*****] dollars ($[*****]).

57.                                                       ROW Costs means the total of all amounts paid by Gatherer to landowners for rights-of-way for System facilities constructed during the ROW Window, excluding any rights-of-way needed due to System design or construction errors not caused by Producer, errors in the modeling calculations and/or formulae used to determine the System facilities necessary to meet Gatherer’s obligations under this Agreement and RTP’s obligations under the Condensate Agreement, and/or topography impediments encountered by Gatherer requiring additional rights-of-way to route around such impediments.

58.                                                       ROW Window shall have the meaning ascribed to it in Section 8 of Article III hereof.

59.                                                       Scheduled Lateral means any Lateral scheduled on the GSB Plan for which the anticipated well completion date for the first Well to be completed in the Development Area in which such Lateral is to be constructed is more than one hundred twenty (120) days after the date of Gatherer’s receipt of a request by Producer to connect a Well in such Development Area pursuant to Section 5 of Article III hereof.

60.                                                       Selected Segment shall have the meaning ascribed to it in Section 2 of Article VI hereof.

61.                                                       Shipper’s Condensate shall have the meaning ascribed to it in the Condensate Agreement.

62.                                                       System means, collectively, the Facilities and the Condensate Facilities.

63.                                                       Tank Battery means any tank battery/compressor station of the Facilities installed at various centralized locations between the Receipt Point(s) and the Delivery Point(s) to provide separation of the combined Gas stream into Residue Gas, Condensate and water and at which applicable compression facilities will be installed and at which separated Condensate will be delivered by Gatherer on behalf of Producer under the Condensate Agreement.

64.                                                       Taxes means any or all severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, Gas or oil revenue, Gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, and other or new taxes or increases therein, other than taxes based on or assessed against net income or net worth.

65.                                                       Tcf shall mean one trillion cubic feet of Gas at a base temperature of sixty degrees (60°) Fahrenheit, and at a pressure base of fourteen and seventy-three one hundredths (14.73) Psia and containing the amount of water vapor present at actual production pressure and temperature.

66.                                                       Total Throughput Commitment shall mean [*****], subject to adjustment in accordance with  Sections 5 and 8 of Article III hereof.

67.                                                       Well(s) means any well that is now completed or may be hereafter completed under the Lease(s).  Notwithstanding the foregoing or anything else herein to the contrary, the term “Well(s)” shall not include any well(s) completed in and/or producing from any formation below the base of the Eagle Ford Formation.

68.                                                       Well Pad means each drilling pad at which one or more Well(s) are drilled and completed for production of Producer’s Dedicated Gas.

69.                                                       Year or year means a period of three hundred sixty-five (365) consecutive Days; provided, that any year that contains a date of February 29 will consist of three hundred sixty-six (366) consecutive Days.

ARTICLE II

DEDICATION AND QUANTITY

1.                        Dedication.

(a)                                  Subject to the reservations contained in Section 3 of this Article II, Producer hereby commits and dedicates to the performance of this Agreement, during the term of this Agreement, all of Producer’s Dedicated Gas.  Notwithstanding anything to the contrary set forth in this Agreement, all Gas produced from existing or future wells that deliver Gas to Producer’s gathering system commonly known as the Olmos System, in Webb County, Texas, for redelivery out of such system at the Huber Sales Meter #6000 up to 10,000 Mcf per day (as measured at such meter) (“Olmos Gas”), is dedicated by Producer to Gatherer under that certain Gas Gathering Agreement dated September 1, 2010 bearing Gatherer’s Contract No. PF-028 and is excluded from the commitment and dedication under this Agreement.   Any Gas delivered from the Olmos System in excess of 10,000 Mcf per day shall be dedicated under this Agreement.

(b)                                 The dedication by Producer of Producer’s Dedicated Gas to the performance of this Agreement shall be a covenant running with the land with respect to the Lease(s) and shall be binding on all successors and assigns of Producer thereunder.  To that end, counterparts of a recording memorandum for this Agreement, a form of which is attached hereto as Exhibit “G”, shall be filed of record by Gatherer in all counties in which the Dedicated Area is located.  If, at any time during the term of this Agreement, Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of all or any interests in the Lease(s), any such sale, transfer, conveyance, assignment, or other disposition shall be expressly made subject to the terms of this Agreement.

(c)                                  Producer represents and warrants that, prior to the Effective Date, it has not dedicated any of the Lease(s) currently in effect for the Dedicated Area, any Gas produced therefrom, or any other interest in or portion of the Dedicated Area to a third Person under another Gas gathering, transportation or similar agreement which would conflict with Producer’s dedication hereunder.  Notwithstanding the foregoing, if, after the Effective Date, Producer or its Affiliates acquire additional Lease(s) covering lands and formations in the Dedicated Area that, at the time of Producer’s or its Affiliates’ acquisition thereof, are subject to existing purchase, gathering, transportation, or similar agreements executed by Producer’s predecessors in interest with third Persons that contain acreage or production dedications, such Lease(s) and the lands and formations covered thereby shall not be deemed to be committed or dedicated to the performance of this Agreement until such existing acreage or production dedications expire or are terminated or released pursuant to the terms of any such agreements.

2.                                      Gathering Quantity.  Except as otherwise allowed under Section 3 of this Article III of this Agreement, Producer will deliver each Day to Gatherer at the Receipt Point(s) all of Producer’s Dedicated Gas produced from the Lease(s) and Well(s).  Additionally, Producer shall have the right, but not any obligation, to deliver to the Facilities Gas (collectively, “Non-Dedicated Gas”) (a) owned or controlled by non-Affiliated third Persons and/or (b) produced from lands and/or formations outside of the Dedicated Area; provided that any Receipt Point for such Non-Dedicated Gas shall be located at a mutually acceptable point on the Facilities and installed at Producer’s sole cost and expense. Producer shall also be responsible for installing, at its sole cost and expense, such lines and other facilities as are necessary to deliver such Gas to the Facilities at such additional Receipt Point(s).  Gatherer agrees to receive Producer’s Gas and to redeliver thermally equivalent quantities, less Fuel, to the Delivery Point(s) set forth on Exhibit “C” designated by Producer from time to time for the redelivery of Residue Gas, not to exceed the maximum daily quantity for each Delivery Point(s) as set forth on Exhibit “C.”  Notwithstanding anything in this Article II, Section 2 to the contrary, Gatherer shall not be obligated to receive Non-Dedicated Gas from a Receipt Point if such Receipt Point is on a Selected Segment and receipt of such Non-Dedicated Gas would, in Gatherer’s good faith opinion, cause Excess Pressure at any existing Receipt Point(s) on such Selected Segment.  Producer shall use commercially reasonable efforts to deliver Producer’s Dedicated Gas to Gatherer at uniform rates of flow; provided, however, the Parties acknowledge that such commercially reasonable efforts shall not require Producer to alter the flow of actual production of Producer’s Dedicated Gas.

3.                                      Reservations of Producer.  Producer reserves the following rights under this Agreement:

(a)                                  to pool or unitize the Leases with other leases in the same field, provided that all Gas attributable to Producer’s or its Affiliates’ interest in any unit so formed shall, to the extent of Producer’s or its Affiliates’ interest in the Leases, be deemed subject to this Agreement;

(b)                                 to use Gas in developing and operating the Wells and the Leases and delivering Producer’s Gas to the Receipt Point(s).

(c)                                  to retain and/or be provided (for the Condensate that Gatherer recovers) all Condensate separated from Producer’s Gas prior to redelivery of the Residue Gas to Producer at the Delivery Point(s), including liquid hydrocarbons collected by Gatherer as a result of pigging, compression and other operations in the Facilities.

Gatherer shall recover such Condensate from the Facilities in oil and Gas separators, pipeline drips, compressor discharges, suction scrubbers, pigging/slug catchers and other locations at various collection points along the Facilities and shall inject all such Condensate (except as otherwise provided in the following sentence) into the lines of RTP at the Condensate Receipt Point(s) for gathering and redelivery for Gatherer in compliance with the Condensate Agreement.  Condensate pigged from the Central Backbone will be stored in a vessel (provided by Gatherer at its sole cost and expense) located at or near each Delivery Point and trucked out as needed at the sole cost and expense of Producer.

4.                                      Reservations of Gatherer. Notwithstanding anything herein to the contrary, Gatherer reserves the right to cease taking deliveries of Gas at any Receipt Point(s) for so long as Gatherer, in its reasonable judgment, believes that continuing to take Gas from such Receipt Point(s) poses a threat of imminent danger to persons or property.

5.                                      Status of Producer.  Gatherer and Producer acknowledge that Producer’s status on the Facilities shall be that of an Anchor Shipper and that, as an Anchor Shipper, Producer’s Gas shall have the highest priority for scheduling and all other purposes on the Facilities, and Gatherer shall not curtail Producer’s Gas for any reason, including Force Majeure, until all non-Anchor Shippers have been curtailed to zero.

ARTICLE III

SYSTEM FACILITIES

1.             System Facilities.  Upon execution of this Agreement by the Parties hereto, Gatherer shall proceed with the final planning, design, acquisition of rights of way, and the construction of the New Facilities in accordance with this Article III.  The Parties agree and acknowledge that:

a.               the Purchased Assets constitute a portion of the System and are existing and operating, and are being purchased by Gatherer from Producer concurrently with execution of this Agreement;

b.              Gatherer shall construct the New Facilities for itself (with respect to the Facilities) and on behalf of RTP (with respect to the Condensate Facilities) as set forth herein, and Gatherer and RTP shall operate and maintain the Purchased Assets and the New Facilities as a single integrated System as set forth herein;

c.               the Facilities, when fully constructed, will be capable of receiving, separating, gathering, dehydrating and treating, as applicable, Producer’s Gas from each Receipt Point(s) and redelivering the Residue Gas to the Delivery Point(s) in accordance with this Agreement, at least up to the MDQ;

d.              the Condensate Facilities, when fully constructed, will be capable of receiving and transporting Shipper’s Condensate from each Condensate Receipt Point(s) and redelivering such Shipper’s Condensate, less L&U, to the Condensate Delivery Point(s) in accordance with the Condensate Agreement, at least up to the Condensate MDQ;

e.               except as required by applicable laws, the Facilities shall be dedicated exclusively to this Agreement and shall be used solely for the provision of the gathering and related services hereunder for Producer’s Gas; and

f.                 the dedication by Gatherer of the Facilities exclusively to the performance of this Agreement shall be a covenant running with the land with respect to the Facilities and shall be binding on all successors and assigns of Gatherer thereto.  If, at any time during the term of this Agreement, Gatherer sells, transfers, conveys, assigns, grants, or otherwise disposes of all or any interest in the Facilities, any such sale, transfer, conveyance, assignment, or other disposition shall be expressly made subject to the terms of this Agreement.

2.             Central Backbone.  Gatherer shall construct and place into service approximately forty-two (42) miles of 16” main gathering pipeline as depicted on Exhibit “H” (the “Central Backbone”) hereto no later than one hundred eighty (180) Days after the Effective Date, and the System facilities necessary for redelivery of Residue Gas at each Delivery Point(s) and for redelivery of Shipper’s Condensate, less L&U, at each Condensate Delivery Point(s) shall be completed and operational: (i) by May 31, 2011 for the Delivery Point(s) and the Condensate Delivery Point(s) on the Briscoe/Galvan System; (ii) by one hundred twenty (120) days from the Effective Date hereof for the Delivery Point(s) and the Condensate Delivery Point(s) on the Briscoe/Catarina System; and (iii) upon one hundred eighty (180) days prior notice from Producer to Gatherer for the Delivery Point(s) and the Condensate Delivery Point(s) on the

LaSalle System.  The Parties acknowledge that certain portions of the lands of the Dedicated Area are subject to hunting seasons that in some cases commence in October of each year.  Gatherer shall use commercially reasonable efforts to construct the Central Backbone on such lands, prior to such hunting seasons, to avoid any delays that might be caused by such hunting seasons.

3.             GSB Plan. Except as provided in Section 5 below of this Article III, Producer intends to initially drill in multiple Development Areas at the same time and to drill as many Wells as is commercially and geologically feasible in each Development Area and to fully develop each Development Area in accordance with the Drilling Plan.  However, for drilling and operational reasons, in order to maximize production from a Development Area, Producer does not intend to drill all Well(s) to be drilled in a Development Area at once, before moving its drilling rigs and operations from such Development Area to another Development Area, and Producer may move its rigs and operations to other Development Areas and later return to the original area for further drilling operations. The Parties acknowledge the importance of having New Facilities complete and ready to receive Producer’s Gas upon completion of the Well(s) to be serviced by such New Facilities, and, in furtherance thereof, the Parties shall reasonably cooperate and coordinate with each other and shall attend and conduct joint planning meetings on a regular basis in a collaborative effort to assist Gatherer in planning for timely construction of New Facilities and to avoid delays to such construction, including working together in an effort to obtain permission to drill Well(s) and construct New Facilities during applicable hunting season(s) where Lease(s) and/or rights-of-way would otherwise restrict such activities during such hunting season(s).  Through such meetings, the GSB Plan will be periodically updated consistent with the Drilling Plan, and the GSB Plan will address each Development Area in accordance with the procedures set forth below; provided, however, the initial GSB Plan attached hereto as Exhibit “D” sets forth the Gathering Segment build-out plan for calendar years 2011 and 2012 and will not be modified for such years except as otherwise mutually agreed by the Parties.

a.               The GSB Plan shall reflect plans for at least one full year of anticipated production.

b.              The GSB Plan shall include the location for each Lateral anticipated as being needed for such production.

c.               Producer shall, from time to time, revise the GSB Plan, provided, however, that Producer may not, without incurring additional charges in accordance with Section 5(b) hereof, alter the location of a Lateral within one hundred and eighty (180) days prior to the projected completion date in the Drilling Plan for the first Well to be completed in the Development Area in which such Lateral is to be constructed (each such Lateral, for which the location cannot be changed, being hereinafter a “Fixed Location Lateral”).

d.              When Producer alters the GSB Plan, Producer shall promptly provide Gatherer with an updated GSB Plan.

4.             Drilling Plan.  The GSB Plan shall include a schedule for each Gathering Segment, consistent with the Drilling Plan, for connection of Well Pads to such Gathering Segment.  The

Drilling Plan shall reflect Producer’s plans for at least one full year of Producer’s anticipated drilling in the Dedicated Area and shall include the following information:

a.               the number of drilling rigs to be operated in each Development Area and the anticipated dates of operation; and

b.              the anticipated timing for completion of each Well identified in the Drilling Plan and the location of each Well Pad identified in the Drilling Plan; and

c.               the estimated quantity of Gas, Condensate and free water anticipated from each Well identified in the Drilling Plan.

Producer shall periodically update and amend the Drilling Plan as needed, provided, however, that no changes will be made to the anticipated timing for completion of any individual Well identified in the Drilling Plan within one hundred and twenty (120) days prior to the projected completion date for such Well as set forth in the Drilling Plan without incurring additional charges in accordance with Section 5(b) hereof.  Producer shall issue Gatherer a notice to connect a Well Pad identified in the Drilling Plan  (each a “Connection Notice” which will contain the information set forth on Exhibit “I” hereto) no sooner than one hundred twenty (120) days prior to the anticipated completion date for the first Well to be drilled on such Well Pad, and Gatherer shall connect each such Well Pad on or before the later of (as applicable, the “Connection Deadline”) (a) one hundred twenty (120) days after the date of the Connection Notice for such Well Pad or (b) the date on which Producer is ready to deliver Gas from such Well Pad; provided, however, the Connection Deadline for Offset Wells shall be determined as described in Section 5 of this Article III.  Notwithstanding the foregoing, with respect to Receipt Point(s) for new Well Pads to be connected after the second anniversary of the Effective Date, for which Gatherer has timely completed all New Facilities required to accept Gas from such Receipt Point(s), if Producer has not tendered any Gas at ten  (10) or more such Receipt Point(s) for reasons other than well failure or Force Majeure (each an “Idle Receipt Point”) by the end of the second (2nd) day after the date Gatherer is ready to accept Gas at such Idle Receipt Points, but no sooner than one hundred twenty (120) days after the date of the latest Connection Notice applicable to such Idle Receipt Points, then, during the period commencing on the day immediately following such second (2nd) day or such one hundred twenty (120) day period, as applicable, and ending thereafter once Producer has fewer than ten (10) Idle Receipt Points (“Alternative Deadline Period”), the Connection Deadline applicable to each Connection Notice issued to Gatherer under this Section 4 during such Alternative Deadline Period shall be one hundred twenty (120) days after the date that the first Well is spud on the applicable Well Pad to which such Connection Notice pertains.  The normal Connection Deadline shall apply for Connection Notices issued after the Alternative Deadline Period.

5.             Exceptions.

a.               Offset Wells. In the event that Producer requires that a single Well be drilled that is two (2) miles or more from (i) any existing Gathering Segment, (ii) the Central Backbone and (iii) any Scheduled Lateral, such single Well shall be referred to herein as an “Offset Well.”  Upon receipt of a request to connect an Offset Well, Producer shall provide Gatherer with the optimal route to secure rights-of-way and Gatherer shall promptly provide Producer with a reasonably detailed estimate of costs to connect the Offset Well.  If Producer elects to have the Offset Well connected, Gatherer shall connect the Offset Well to the System and the Total Throughput Commitment shall be adjusted by a quantity equal to the total actual direct costs incurred by Gatherer to connect such Offset Well to the System (excluding rights-of-way acquisition costs) divided by the then-current Gathering Fee (converted to a fee per Mcf based on the average Btu content of Residue Gas delivered at all of the Delivery Point(s) during the three (3) Months immediately preceding the date of completion of the Offset Well).  Gatherer shall use commercially reasonable efforts to connect such Offset Well to the System by the date specified by Producer in its Connection Notice for such Offset Well (the “Offset Connection Date”), but such date shall not be earlier than one hundred eighty (180) days after the date of such Connection Notice.  If such Offset Well will be located within a Development Area in which (1) a Gathering Segment has been constructed or (2) a Fixed Location Lateral is scheduled for construction under the GSB Plan as of the date of the Connection Notice for such Offset Well (each a “DA Offset Well”), the Connection Deadline for such DA Offset Well shall be the later of (a) the Offset Connection Date for such DA Offset Well or (b) the date on which Producer is ready to deliver Gas from such DA Offset Well.  No Connection Deadline will apply with respect to an Offset Well that is not a DA Offset Well, and the provisions of and credit under Section 6 below, of this Article III, shall not apply with respect to such Offset Well.

b.              Untimely Changes.  In the event that Producer requires a change in the location of a Fixed Location Lateral and notifies Gatherer of such change less than one hundred eighty (180) days prior to the projected completion date for the first Well to be completed on such Fixed Location Lateral, Producer shall bear all actual direct incremental costs incurred by Gatherer as a result of such change in the Fixed Location Lateral, in addition to all Fees applicable hereunder.   In the event that Producer requires that a change be made to the anticipated timing for completion of an individual Well less than one hundred twenty (120) days prior to the anticipated completion date for the first Well to be drilled on the Well Pad for such Well, Producer shall bear all actual direct incremental costs incurred by Gatherer as a result of such change of timing, in addition to all Fees applicable hereunder.

6.             Failure to Complete Construction.  For each new Well Pad and the corresponding New Facilities, if the Operational Date does not occur on or before the Connection Deadline for such Well Pad (including the Well Pad for a DA Offset Well) Producer shall be entitled to the following exclusive remedies for such failure, provided that, if the initial GSB Plan attached hereto as Exhibit “D” is modified by Producer for calendar years 2011 and 2012, without Gatherer’s written consent, Producer shall not be entitled to such remedies for such failure for Connection Deadlines occurring in 2011 or 2012:

a.               The number of days between the Connection Deadline and the Operational Date shall be referred to herein as the “Connection Delay”; provided, however, if Gatherer’s failure to cause the Operational Date to occur on or before the Connection Deadline is caused, in whole or in part, by an event of Force Majeure or by the negligence, gross negligence or willful misconduct of Producer or any Affiliate of Producer, then such Connection Deadline shall be extended by a number of days equal to the number of days the Operational Date was so delayed by reason of Force Majeure or the negligence, gross negligence or willful misconduct of Producer or any of its Affiliates.

b.              Upon completion of the subject New Facilities, Producer shall be exempt from Gathering Fees for the affected Well Pad for a number of days equal to the Connection Delay.  In addition, Producer shall be entitled to a credit towards Producer’s Annual Throughput Commitment for the year in which the Connection Delay occurs equal to the volumes of Producer’s Gas delivered through the Receipt Point(s) for such Well Pad for a time period equal to the Connection Delay and measured from the first day of deliveries through such Receipt Point(s).

7.             Annual Throughput Commitment.  As consideration for construction of the System, Producer agrees to tender quantities of Producer’s Gas each Commitment Year that at least equal the Annual Throughput Commitments set forth on Exhibit “E”, and to make a payment to Gatherer after each Commitment Year (the “Annual Shortfall Payment”) as set forth below if the Annual Throughput Commitment is not met for such Commitment Year.

The Annual Shortfall Payment shall be calculated as follows:

[((A — B) — C) — D]) x $[*****]   = Annual Shortfall Payment (expressed in Dollars)

Where:

A= the Annual Throughput Commitment (in Mcf); and

B= the actual quantity (in Mcf) of Producer’s Gas measured at the Delivery Point(s) during the Commitment Year, if such amount was less than the Annual Throughput Commitment; and

C = the quantity (in Mcf) by which the previous Commitment Years’ actual deliveries (including credits) of Producer’s Gas exceeded the Annual Throughput Commitment(s) applicable to such Commitment Year(s), if any.  For the avoidance of doubt, any quantities of Gas delivered and/or credited under this Section during a Commitment Year in excess of the Annual Throughput Commitment for such Commitment Year will be credited against the Annual Throughput Commitment for the succeeding Commitment Year(s).

D = the quantity of credits applied to the Annual Throughput Commitment pursuant to Section 6 of this Article III and the last paragraph of this Section 7.

For purposes of example only, if (A) the Annual Throughput Commitment for the third Commitment Year is 65,750,000 Mcf (i.e., 65.75 Bcf) and (B) the actual quantity of Producer’s Gas redelivered to the Delivery Point(s) during such third Commitment Year (including credits) is 50,000,000 Mcf and (C) the cumulative excess quantities of Producer’s Gas redelivered to the Delivery Point(s) during the first and second Commitment Years (including credits) are 10,000,000 Mcf, the Annual Shortfall Payment for the third Commitment Year would be $[*****] (i.e., (65,750,000 - 50,000,000 - 10,000,000 = 5,750,000) x $[*****]).  Gatherer shall invoice Producer for any Annual Shortfall Payment no later than the end of the second full Month after the completion of the Commitment Year to which the Annual Throughput Commitment applies.  Payment shall be due in accordance with the payment terms hereof.  The Parties agree that Producer’s obligation to tender the Annual Throughput Commitment or to make any Annual Shortfall Payment when due will not be excused for any reason, including, but not limited to, Force Majeure affecting any Well(s)  or the failure or rescission of any Lease(s).  When total deliveries of Producer’s Gas to Gatherer hereunder (including credits) exceed [*****] Bcf, Producer shall have no further liability to make Annual Shortfall Payments.

In determining whether any Annual Throughput Commitment has been met, Producer shall receive a one (1) Mcf credit against such Annual Throughput Commitment for each one (1) Mcf of Gas which Producer was ready and able to deliver hereunder in accordance with this Agreement during the applicable Commitment Year (determined as provided below) but which Gatherer failed to receive for any reason other than Force Majeure; provided, however, such credit shall not exceed, for any Day, a quantity of Gas equal to the applicable MDQ(s) less the quantity of Gas (in Mcf) which was delivered hereunder during such Day to the applicable Facilities system(s) (e.g., Briscoe/Catarina System, Briscoe/Galvan System and/or LaSalle System).  For purposes of this paragraph, determination of the quantity of Gas which Producer was ready and able to deliver hereunder shall be made by reference to the weighted average daily quantity of Producer’s Gas delivered (in Mcf) to the applicable Receipt Point(s) during the five (5) Days immediately preceding Gatherer’s failure to receive such Gas.  Notwithstanding anything to the contrary, the credit under this paragraph shall not apply to Connection Delays,  delays in connection of an Offset Well that is not a DA Offset Well, or Gas not taken as a result of an Excess Pressure Event.

8.             Gatherer’s Right-of way.  Gatherer shall be responsible for acquisition of all rights-of-way for the System, subject, however, to the provisions of this Section 8.  During the first sixty (60) months after the Effective Date (the “ROW Window”), Gatherer shall purchase rights-of-way for the System consistent with the GSB Plan.  On or before the date that is eighteen (18)

months after the Effective Date, Producer may give Gatherer written notice of the location of any portion of the rights-of-way to be acquired by Gatherer during the ROW Window, in which event Gatherer shall acquire such rights-of-way (the “Required ROW”) pursuant to the fixed pricing in effect as of the Effective Date with landowners located in the Dedicated Area.  The ROW Costs incurred for acquisition of rights-of-way (including the Required ROW) shall be applied towards the ROW Allocation.  However, to the extent Producer changes the location of (a) the Required ROW after the foregoing notice by Producer, (b) a Well within 120 days of the projected completion date set forth for such Well in the Drilling Plan, (c) a Lateral within 180 days of the projected completion date of the first Well to be completed in the Development Area in which such Lateral is to be constructed or (d) any other right-of-way which Producer specifically designates, in writing, that Gatherer acquire, the additional amounts paid by Gatherer to landowners for the additional rights-of-way needed as a result of such changes shall not be applied to the ROW Allocation but shall instead be reimbursed by Producer to Gatherer within thirty (30) days after receipt of Gatherer’s invoice therefor, including reasonable supporting documentation.  If, at the end of the ROW Window, the ROW Costs exceed the ROW Allocation, the Total Throughput Commitment shall be adjusted in accordance with the following formula:

E/F = quantity added to the Total Throughput Commitment expressed in Mcf

Where

E = the amount by which the ROW Costs exceed the ROW Allocation; and

F = the then-current Gathering Fee (converted to a fee per Mcf based on the average Btu content of Producer’s Gas at all of the Delivery Point(s) during the three (3) Months immediately preceding the last day of the ROW Window).

Except as otherwise provided above with respect to additional rights-of-way acquired due to Producer’s changes to the location of Required ROW, all costs of rights-of-way acquired for System facilities constructed after the ROW Window shall be borne solely by Gatherer.

9.             Steel Prices.  If Gatherer notifies Producer in writing at least one hundred eighty (180) days prior to the first applicable Connection Deadline for a specific Gathering Segment that the price for Qualifying Pipe for such Gathering Segment exceeds $[*****] per ton, Gatherer shall use a competitive bidding process mutually agreeable to the Parties to obtain the best possible price for such Qualifying Pipe.  To the extent the best price obtained through such bidding process exceeds $[*****] per ton, Producer shall bear [*****] percent ([*****] %) of such excess costs actually incurred by Gatherer for Qualifying Pipe, and Producer shall pay such share of such excess within thirty (30) days after receipt of Gatherer’s invoice therefor, including reasonable supporting documentation.  Notwithstanding the foregoing or anything else to the contrary, Producer shall not be obligated to pay for any such excess steel costs with respect to: (a) any price above $[*****] per ton that is not obtained through the foregoing bidding process after prior written notice to Producer; or (b) any pipeline needed due to (i) System design or construction errors not caused by Producer, (ii) errors in the modeling calculations and/or formulae used to determine the System facilities necessary to meet Gatherer’s obligations under this Agreement and RTP’s obligations under the Condensate Agreement, and/or (iii) topography impediments encountered by Gatherer requiring additional pipeline to route around such impediments.

ARTICLE IV

RECEIPT POINT(S),  DELIVERY POINT(S) AND FACILITIES

1.             Receipt Point(s).  The point(s) at which Producer shall tender and Gatherer shall receive Producer’s Gas in accordance with this Agreement (“Receipt Point(s)”) shall be at the inlet of Gatherer’s Facilities at the edge of the Well Pads, and at such other locations as are mutually agreed by the Parties.  The initial Receipt Point(s) hereunder are listed on Exhibit “A,” and when a new point of receipt is installed at a Well Pad as provided in this Agreement, such point shall automatically become a Receipt Point(s) hereunder.  Upon request by either Party, given no more frequently that once per calendar quarter, the Parties shall add such new Receipt Point(s) to Exhibit “A” hereto by amendment.  Producer shall maintain and operate accurate, real-time measurement equipment immediately upstream of each Receipt Point to separately measure the Gas, Condensate and water which is then combined into Producer’s Gas and delivered to such Receipt Point, and Producer shall provide such data to Gatherer.

2.             Tank Batteries. At each Tank Battery, Gatherer shall separate the Gas tendered at the Receipt Point(s) upstream of such Tank Battery into Residue Gas, Condensate and water.  Gatherer shall redeliver the Residue Gas at the Delivery Point(s).  Gatherer shall deliver the Condensate in accordance with the Condensate Agreement.  At each Tank Battery, Gatherer shall install and maintain facilities to store no less than one thousand eight hundred (1800) barrels of  water separated at the Tank Battery.  Producer shall be responsible for disposing of such water in the storage tanks so as not to impair Gatherer’s operations.  Notwithstanding anything herein to the contrary, Gatherer shall have no liability hereunder for suspension of service when such suspension is due to Producer’s failure to timely empty the water tanks as provided in this Section 2 of Article IV.  In addition, the Parties understand and acknowledge that RTP’s facilities for transporting Condensate from the Condensate Receipt Point(s) initially listed on Exhibit “A” to the Condensate Agreement will not be operational on the Effective Date, and Producer agrees to arrange and bear all costs of trucking Condensate from such initial Condensate Receipt Point(s) until such facilities are in-service.  During such period, Gatherer shall have no liability for failure to perform services hereunder due to Producer’s failure to truck Condensate from such initial Condensate Receipt Point(s).  However, Gatherer shall, within one hundred eighty (180) Days after the Effective Date, construct and place into service such RTP facilities as are necessary for receiving and transporting Shipper’s Condensate from such initial Condensate Receipt Point(s) and redelivering such Shipper’s Condensate, less L&U, to the applicable Condensate Delivery Point(s) in accordance with the Condensate Agreement, at least up to the applicable Condensate MDQ.

3.             Delivery Point(s).  The point(s) at which Gatherer shall redeliver the Residue Gas to Producer or its designee in accordance with this Agreement (“Delivery Point(s)”) shall be at the point(s) of interconnection listed on Exhibit “C.”  As additional delivery point(s) are installed on the Facilities for deliveries of Gas out of the Facilities, the Parties shall add the same to Exhibit “C” hereto by amendment.

4.             Maintenance of Facilities.  Gatherer agrees to construct, operate and maintain the Facilities necessary to receive, separate, gather, dehydrate and treat, as applicable, Producer’s Gas from each Receipt Point(s) and to redeliver the Residue Gas to the Delivery Point(s) in accordance with this Agreement, at least up to the MDQ.  The Condensate Facilities shall be constructed in accordance with Article III of this Agreement but shall be operated and maintained by RTP in accordance with the Condensate Agreement.  If the deliveries at a Receipt Point total less than the Minimum Production, Gatherer shall continue to maintain its Facilities used to provide gathering and related services hereunder for Producer’s Gas from such Receipt Point and charge Producer a fee of $250.00 per Month (which shall be adjusted pursuant to Article V, Section 2 hereof) in addition to all other applicable fees hereunder for such Receipt Point commencing at the end of the three (3) consecutive Months period over which the Minimum Production was first calculated and ending at the end of the Month in which the Minimum Production is exceeded at such Receipt Point.

ARTICLE V

COMPENSATION AND DISPOSITION

1.             Fees.  For each Mcf or MMBtu (as applicable) of Residue Gas delivered hereunder by Gatherer at the Delivery Point(s), Producer will pay Gatherer the applicable fee(s) set forth on Exhibit “B.”

2.             Adjustments to Fee(s). The Fees set out on Exhibit “B,” the $[*****] credit rate set forth in Article VI, Section 2, and the fee for Minimum Production set forth in Article IV, Section 4 shall each be adjusted beginning on January 1st of the second calendar year following the Effective Date and each January 1st thereafter (the “Fee Escalation Date”) in accordance with the following formula:

{[(A/B — 1) * [*****]] * C} + C = adjusted fee

Where

A = the Consumer Price Index, All Urban Consumers, U. S. City Average, All Items, as published by the U. S. Department of Labor, Bureau of Labor Statistics  (CPI-U) or its most comparable successor  for the Month of December of the year immediately preceding the Fee Escalation Date

B =  the CPI-U for the month of January of the year immediately preceding the Fee Escalation Date

C = then-current rate that is subject to adjustment hereunder.

Notwithstanding anything herein to the contrary, such adjustment shall not reduce such Fees and credit rate below the amounts originally set forth herein for the same.

3.             Fee Reduction. Upon the later of (a) ten (10) Years from the first day of the Month following the Month in which Producer’s Gas first flows under this Agreement or (b) Producer’s tender of the Total Throughput Commitment to Gatherer (as adjusted herein) under this Agreement, the then-existing Gathering Fee, and the then-existing $[*****] credit rate under Article VI, Section 2 hereof, as adjusted under Article V, Section 2, shall be reduced by [*****] percent ([*****] %), but such reduced Gathering Fee and credit rate shall be thereafter subject to annual adjustment as provided in Article V, Section 2.

4.             Fuel.  In addition to the amounts payable under this Agreement, Producer shall provide in-kind, at Producer’s sole cost and expense, all Fuel; provided, however, if any of the Facilities are utilized to move Gas for any Person other than Producer, Fuel will be allocated among Producer and such other Person(s) on a pro rata basis as mutually agreed by the Parties.  Each Party agrees to provide to the other Party data in its possession reasonably required to calculate Fuel.  In the event that (a) Producer desires to and can secure access to an alternative fuel source(s) and (b) Gatherer can accommodate such alternative fuel source(s) without compromising Gatherer’s ability to meet its commitments hereunder, and without additional cost to Gatherer (unless Producer agrees to reimburse Gatherer for such additional cost, which additional cost shall be determined by Gatherer based on Gatherer’s actual direct costs), the Parties shall make the changes required to accommodate the alternative fuel source(s), and Producer shall bear the full cost of such alternative fuel; provided, however if any of the Facilities utilizing such alternative fuel are utilized to move Gas for any Person other than Producer, the cost of such alternative fuel will be allocated among Producer and such other Person(s) on a pro rata basis as mutually agreed by the Parties.

ARTICLE VI

RECEIPT AND DELIVERY PRESSURES AND RATE OF FLOW

1.             Pressure — Producer’s Obligation.  Producer shall deliver, or cause to be delivered, Producer’s Gas to Gatherer at the Receipt Point(s) at the line pressures existing in the Facilities at such Receipt Point(s), as such pressure may exist from time to time, not to exceed the Maximum Pressure.  Producer shall promptly provide Gatherer data regarding the pressures in effect from time to time at the Receipt Point(s).  Producer shall install, operate and maintain, at its sole expense, such pressure-regulating devices as may be necessary to regulate the pressure of Producer’s Gas prior to delivery to Gatherer at the Receipt Point(s) so as not to exceed the Maximum Pressure.  If Producer fails to regulate such pressure at any Receipt Point(s) as required by this Article, Gatherer may provide Producer written notice of such fact specifying the grounds for such requirement and the Receipt Point(s) at which pressure-regulating devices are required by this Article.  If Producer fails to regulate such pressure at such Receipt Point(s) as required by this Article within five (5) business Days after receipt of such notice, then Gatherer may install such pressure-regulating devices on the Facilities at or downstream of such Receipt Point(s) and Producer shall reimburse Gatherer for all costs of such installation and equipment.  Notwithstanding anything in this Agreement to the contrary, if Gatherer installs such pressure-regulating devices and they are operating properly and are triggered due to Producer’s failure to regulate the pressure at the Receipt Point(s) as required by this Article, then Producer is responsible for any loss of Producer’s Gas or any emissions of the Producer’s Gas stream from such pressure-regulating devices, and any damage to persons, property or the environment, and the violation of any applicable laws, rules or regulations, caused by such release on the Facilities and will indemnify, defend and hold harmless Gatherer from all claims, losses, costs and expenses incurred by Gatherer as a result thereof, notwithstanding any indemnification by Gatherer set forth in Article XII, Section 4 to the contrary.  As each new Well(s) is connected to the System and commences its first flow of Gas to the System, Producer shall bring on such new Well(s) in a manner consistent with the practices of a prudent operator (i.e., gradually stepping up flow of Gas from such Well(s) as necessary to a stabilized rate of flow).

2.             Pressure — Gatherer’s Obligation.  On a Gathering Segment-by-Gathering Segment basis, Producer shall have the right to require that the Maximum Pressure for any Gathering Segment be set at 80 psig upon no less than thirty (30) Days prior written notice to Gatherer, provided that deliveries of water at each Receipt Point(s) on such Gathering Segment do not exceed two thousand four hundred (2,400) barrels per day per Receipt Point(s).  Upon such notice, such Gathering Segment shall become a “Selected Segment”; provided, however, all Gathering Segments within the portion of the Briscoe/Galvan System identified on Exhibit “J” are hereby each deemed a Selected Segment.  Thereafter, Gatherer shall maintain the pressure on such Selected Segment at 80 psig or less, and Producer shall not be obligated to deliver Producer’s Gas to the Receipt Point(s) on such Selected Segment at pressures in excess of 80 psig.  If the actual operating pressure on the Facilities at any Receipt Point on a Selected Segment, as measured by Producer’s Gas measurement equipment located on the Well Pad directly upstream from such Receipt Point, exceeds 80 psig (“Excess Pressure”), and Producer gives Gatherer notice of same, then Gatherer shall promptly use reasonable efforts to reduce such pressure at such Receipt Point to a pressure at or below 80 psig within forty-eight (48) hours after delivery of such notice.  If there is Excess Pressure at any Receipt Point on a Selected Segment as averaged over a period of fourteen (14) or more consecutive Days, excluding any days during such fourteen day period on which an event of Force Majeure caused, in whole or in part, such Excess Pressure, and excluding the first two days of Excess Pressure caused in whole or in part by the completion and connection of a Well on the affected Gathering Segment (an “Excess Pressure Event”), then Producer shall provide Gatherer with written notice containing the applicable dates of the Excess Pressure Event, and Gatherer shall issue Producer an “Excess Pressure Credit” calculated as follows:

(G x H)  = Excess Pressure Credit

Where:

G = $[*****]; and

H = the quantity of Gas (in MMBtus) delivered at the Receipt Point during all days of the Excess Pressure Event plus the quantity of Gas (in MMBtus) delivered at the Receipt Point during a period immediately following the Excess Pressure Event equal to the number of days of the Excess Pressure Event.

For purposes of example only, if an Excess Pressure Event exists for twenty (20) days, and Producer delivers 500 Mcf per day during the Excess Pressure Event and 1,000 Mcf per day during the 20 days following the Excess Pressure Event, the Excess Pressure Credit will be as follows:

($[*****] x 30,000) = $[*****].

The foregoing $[*****] credit rate will be annually adjusted as provided in Article V, Section 2.

On a Gathering Segment-by-Gathering Segment basis, prior to any period when Producer requires, as provided above, that the Maximum Pressure for a given Gathering Segment be set at 80 psig, Producer may request, on one or more occasions, but not more than four (4) times per year, upon no less than thirty (30) days prior written notice to Gatherer, to have the Maximum Pressure for such Gathering Segment set at the pressure specified by Producer in such notice between 1,440 psig and 80 psig (the “Requested Pressure”).  Thereafter, Gatherer shall use commercially reasonable efforts to maintain the pressure at the Receipt Point(s) on such Gathering Segment at or below the Requested Pressure.

Gatherer shall use commercially reasonable efforts to operate the Facilities as efficiently as it can while still meeting its pressure obligations under this Section.

3.             Third-Party Gatherers and Pipelines.  Producer shall make, or cause to be made, all necessary arrangements with other pipelines or parties at or upstream of the Receipt Point(s) and at or downstream of the Delivery Point(s) in order to effect Gatherer’s receipt of Producer’s Gas and redelivery of the Residue Gas in accordance with this Agreement.  Producer represents and warrants that the downstream pipelines receiving the Residue Gas at the Delivery Point(s) have contractual commitments to Producer to maintain the pressure at the Delivery Point(s) at or below the pressures set forth on Exhibit “C”, and Gatherer shall not be obligated to deliver the Residue Gas to the Delivery Point(s) at pressures in excess of the applicable pressures set forth on Exhibit “C”.   Arrangements for deliveries of the Residue Gas out of the Facilities to the Delivery Point(s) must be coordinated with Gatherer’s Gas control or Gas scheduling department.  Upon Gatherer’s request, Producer will provide Gatherer with any quality specifications of any downstream pipeline(s) applicable at the Delivery Point(s).

ARTICLE VII

NOMINATIONS

1.           Nominations.  Gatherer shall not require nominations from Producer for Producer’s Gas under this Agreement.

ARTICLE VIII

MEASUREMENT

1.             General.  For billing and payment purposes, Producer’s Gas delivered hereunder shall be measured by the downstream pipeline(s) at the Delivery Point(s), and the measurement by such downstream pipeline(s) at the applicable Delivery Point(s) shall be used for all purposes hereunder in determining the Mcfs and MMBtus of Producer’s Gas delivered at such Delivery Point(s).

2.          Meters Owned by Gatherer.  Gatherer may install meters on the Facilities for measurement of Fuel and Gas compressed and/or treated and for other operational purposes, and Gatherer shall design, install, maintain and operate such meters in a prudent manner and in accordance with the then-most current industry accepted standards.

ARTICLE IX

QUALITY

1.         Receipt Point Specifications.  The Gas received at each Receipt Point shall meet the following quality specifications:

(a)                                  Oxygen - not to exceed ten (10) parts per million (PPM) of uncombined oxygen, and Producer shall make reasonable efforts to maintain the Gas free from oxygen;

(b)                                 Sulfur — not to exceed five (5) grains per one hundred (100) cubic feet;

(c)                                  Liquids - the Gas shall be free of objectionable liquids at the temperature and pressure at which the Gas is received, except that water shall not constitute an objectionable liquid;

(d)                                 Dust, Gums and Solid Matter — the Gas shall be commercially free of dust, gums, gum forming constituents, and other media or solid matter, except that the Gas may include dust due to fracing for a period after frac work on any Well(s) delivering Gas to such Receipt Point;

(e)                                  Temperature - have a temperature of not less than forty degrees (40o) Fahrenheit and not more than one hundred twenty degrees (120o) Fahrenheit;

(f)                                    Hazardous Waste - not contain hazardous waste as defined in the Resources Conservation and Recovery Act of 1976;

(g)                                 Downstream Specs - if the quality specifications of the downstream pipeline receiving such Gas at the applicable Delivery Point(s) for the items in clauses (a) through (f) above are more stringent than the quality specifications set forth above in such clauses, then the Gas shall meet such more stringent quality specifications (excluding the exceptions in clauses (c) and (d) above); and

(h)                                 Hydrogen Sulfide — not to exceed 90 parts per million.

2.         Tank Battery Specifications.  Gatherer shall have the unqualified right to reject receipt of any Gas tendered at any Receipt Point hereunder to the extent that such Gas causes the Gas measured at each Tank Battery to fail to meet the following specifications, provided however, Gatherer shall waive the requirements below if, in Gatherer’s sole good faith discretion, it can do so and still meet all specifications of all downstream pipelines at the Delivery Point(s) to which Producer’s Gas is being delivered:

(a)                                  Carbon Dioxide - not to exceed two percent (2%) by volume;

(b)                                 Nitrogen - not to exceed two percent (2%) by volume;

(c)                                  Heating Value - contain a Gross Heating Value of at least nine hundred fifty (950) Btu per cubic foot; and

(d)                                 Other - not to exceed four percent (4%) by volume of total non-hydrocarbon Gases.

Additionally, Gatherer shall have the unqualified right to reject receipt of any Condensate tendered at any Receipt Point hereunder as part of Producer’s Gas to the extent that such Condensate causes the Condensate measured at each Tank Battery to fail to meet the quality specifications of the downstream pipeline receiving Shipper’s Condensate at the applicable Condensate Delivery Point(s), excluding the quality specifications of such downstream pipelines with respect to basic sediment and water ; provided, however, Gatherer shall waive such requirement if RTP determines in accordance with the Condensate Agreement that it can do so and still meet all specifications of all downstream pipelines at the Condensate Delivery Point(s) to which Shipper’s Condensate is being delivered.  For the avoidance of doubt, Gatherer shall be responsible for causing the Condensate to meet the quality specifications of such downstream pipelines with respect to basic sediment and water .

3.         Tank Battery Treating.  If the Hydrogen Sulfide concentration of Producer’s Gas exceeds 4 PPM at a Tank Battery, Regency will use commercially reasonable efforts to implement treating service at such Tank Battery to remove Hydrogen Sulfide as soon as possible and, upon implementation of such treating service, Producer’s Gas that is treated shall be subject to additional treating fees in accordance with Exhibit “B” hereto.

4.         Delivery Point Specifications.  Provided Producer is in compliance with the quality specifications set forth above in this Article IX, (a) the Residue Gas delivered by Gatherer at the Delivery Point(s) shall meet the minimum quality specifications of the downstream pipeline(s) at the Delivery Point(s) to which the Residue Gas is being delivered, and (b) the Condensate delivered by Gatherer to RTP at the Condensate Receipt Point(s) shall meet the minimum quality specifications of the downstream pipeline(s) at the Condensate Delivery Point(s) to which Shipper’s Condensate is being delivered under the Condensate Agreement.

5.         Non-conforming Receipt Gas/Condensate.  If any Gas (including Condensate) delivered by Producer to a Receipt Point or to the applicable Tank Battery fails to conform to the applicable quality specifications set forth above in this Article IX (as applicable, “Non-conforming Receipt Gas/Condensate”), Gatherer may, subject to Section 2 of this Article IX, refuse to accept delivery of such Non-conforming Receipt Gas/Condensate until Producer has corrected the quality deficiency.  Gatherer’s option to refuse delivery of Non-conforming Receipt Gas/Condensate is in addition to other remedies available to Gatherer.  If Gatherer at any time accepts delivery of Non-conforming Receipt Gas/Condensate, such acceptance will not constitute a waiver of this provision with respect to any future delivery of Gas/Condensate, and Producer will indemnify Gatherer for any costs, expenses, losses, damages and liabilities arising out of such accepted Non-conforming Receipt Gas/Condensate.  Notwithstanding any provisions herein to the contrary, if Non-conforming Receipt Gas/Condensate is delivered into Gatherer’s pipeline without the prior knowledge or approval of Gatherer and the quality deficiency of that Gas/Condensate damages Gatherer’s or any other Person’s facilities, Producer will indemnify, hold harmless and/or reimburse Gatherer for all damages caused, or to the extent contributed to, by such Non-conforming Receipt Gas/Condensate, including but not limited to, without limitation, physical damage to any pipeline or appurtenant facilities.

6.             Non-conforming Delivery Gas/Condensate.  Provided Producer is in compliance with the applicable quality specifications set forth above in this Article IX, if any Residue Gas delivered by Gatherer to a Delivery Point fails to conform to the quality specifications of the downstream pipeline at such Delivery Point or if any Condensate delivered by Gatherer to a Condensate Receipt Point fails to conform to the minimum quality specifications of the downstream pipeline(s) at the Condensate Delivery Point(s) to which Shipper’s Condensate is being delivered under the Condensate Agreement (as applicable, “Non-conforming Delivery Gas/Condensate”), Producer (or its designee) may refuse to accept delivery of such Non-conforming Delivery Gas/Condensate until Gatherer has corrected the quality deficiency.  Producer’s (or its designee’s) option to refuse delivery of Non-conforming Delivery Gas/Condensate is in addition to other remedies available to Producer.  If Producer (or its designee) at any time accepts delivery of Non-conforming Delivery Gas/Condensate, such acceptance will not constitute a waiver of this provision with respect to any future delivery of Gas/Condensate, and Gatherer will indemnify Producer for any costs, expenses, losses, damages and liabilities arising out of such accepted Non-conforming Delivery Gas/Condensate.  Notwithstanding any provisions herein to the contrary, if Non-conforming Delivery Gas/Condensate is delivered into a downstream pipeline without the prior knowledge or approval of Producer or its designee and the quality deficiency of that Gas/Condensate damages any Person’s facilities, Gatherer will indemnify, hold harmless and/or reimburse Producer for all damages caused, or to the extent contributed to by, such Non-conforming Delivery Gas/Condensate, including but not limited to, without limitation, physical damage to any pipeline or appurtenant facilities.

ARTICLE X

STATEMENTS, BILLINGS AND PAYMENTS

1.             Statements.  On or before the twenty-fifth (25th) Day of each Month, Gatherer shall deliver to Producer a statement or invoice for the Producer’s Gas delivered during the preceding Month that includes any fees, charges and/or credits due under this Agreement for the gathering and related services performed hereunder by Gatherer with respect to such Gas, including reasonable details regarding calculation of such fees, charges and credits.    If the actual quantity of Producer’s Gas delivered is not available, the statement will be prepared based upon estimates.  Gatherer shall make appropriate adjustments to reflect the actual quantity delivered on the following Month’s statement or as soon thereafter as actual delivery information is available.

2.             Payment Method.  Producer will pay by wire transfer or ACH transfer to the account or remittance address set forth herein or according to the instructions set forth in the applicable statement or invoice, the full amount payable according to such statement or invoice, on the later of:  (a) the last Day (or the next business Day if the last day is on a weekend or bank holiday) of the Month following the Month of delivery of Producer’s Gas, or (b) on or before ten (10) Days following receipt of such invoice by Producer.  However, if Producer in good faith disputes any part of any statement or invoice issued pursuant to this Agreement, it shall timely pay the undisputed portion of such statement or invoice and give Gatherer written notice explaining the dispute on or before the due date for such statement or invoice.   The Parties shall promptly confer to resolve the disputed portion, and, upon resolution of such dispute, Producer shall pay the applicable remaining amount, if any.  However, any failure by Producer to dispute any statement or invoice on or before the applicable due date shall not constitute or be deemed as waiver of any right of Producer to later dispute such statement or invoice.  Gatherer may net or aggregate, as appropriate, all undisputed amounts due and owing between the Parties under this Agreement so that all such amounts are netted or aggregated monthly to a single liquidated amount payable by the Party owing such amount to the other Party.  Gatherer shall include information regarding any such netting in its monthly statement or invoice to Producer.

3.             Taxes and Royalties.  Producer shall be responsible for all royalties due with respect to the production of Producer’s Gas delivered hereunder at the Receipt Point(s).  Producer agrees to reimburse Gatherer within thirty (30) days after receipt of invoice for the full amount of any new Taxes (i.e., Taxes enacted after the Effective Date) levied, assessed or fixed by any municipal or governmental authority against Gatherer or its business attributable to the volumes, value or gross receipts from the gathering of Producer’s Gas received from Producer hereunder or against such Gas itself, whether such new Tax is based upon the volume, value or gross receipts from the gathering of such Gas, excluding, however, ad valorem or other property taxes based upon the value of Gatherer’s facilities.  Producer shall indemnify, reimburse, defend and hold harmless Gatherer from and against any and all claims, losses, costs and expenses attributable to such Taxes and royalties for which Producer is responsible under this Section.  Except as provided above, Gatherer shall be responsible for and pay all Taxes levied on or in respect to Producer’s

Gas and the handling thereof from and after the delivery of such Gas to Gatherer at the Receipt Point(s) and prior to the redelivery of such Gas to Producer or its designee at the Delivery Point(s).  Gatherer shall indemnify, reimburse, defend and hold harmless Producer from and against any and all claims, losses, costs and expenses attributable to such Taxes for which Gatherer is responsible under this Section.

4.             Delinquent Payments.  If Producer is delinquent in any undisputed payments hereunder and fails to cure the same within ten (10) Days after Producer receives written notice from Gatherer of such delinquency, Gatherer may suspend service hereunder and/or discontinue the construction of any New Facilities without liability to Producer until all such undisputed amounts are paid in full. Any suspension of construction in accordance with this Section shall lengthen the time that Gatherer otherwise would have had under this Agreement to complete any portion of the New Facilities by an equivalent number of Days.

5.             Examination of Books and Records.  Each Party hereto, or its representative, has the right at all reasonable times to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made hereunder.  Any statement or invoice hereunder is final as to both Parties unless questioned within two (2) years after receipt of such statement or invoice by Producer.

ARTICLE XI

TERM

1.             Term.  This Agreement is effective on the Effective Date and shall continue in effect for a period of twenty (20) years beginning with the first day of the Month following the Month in which Producer’s Gas first flows under this Agreement (the “Primary Term”); provided, however, that Gatherer shall have the right to terminate this Agreement upon one hundred eighty (180) days prior written notice (“Economic-Out Notice”) at any time during the last five (5) years of the Primary Term in the event Gatherer establishes, with reasonable supporting documentation included as part of the Economic-Out Notice, that the Fees generated by services performed hereunder and the fees generated by services performed under the Condensate Agreement, as averaged over a three (3) consecutive Month period within such 5-year period, do not cover Gatherer’s and RTP’s actual, direct operating costs incurred to provide such services during such three-Month period; provided further, however, that Producer shall have the right to prevent such termination for so long as Producer agrees to pay Gatherer and RTP, as applicable, for each Month after receipt of the Economic-Out Notice, the additional amount necessary, if any, to cover the deficiency for such Month.  Gatherer agrees that it will operate and maintain the Facilities at all times as a prudent operator of gathering and condensate pipelines would.  Following the Primary Term, this Agreement shall continue in effect on a year-to-year basis thereafter unless terminated by either Party providing at least sixty (60) days written notice prior to the expiration of the Primary Term or any subsequent year thereafter.

2.             Effect of Governmental Action.  It is understood that performance hereunder shall be subject to all valid rules and regulations of duly constituted governmental authorities having jurisdiction or control over the matters related hereto.  Neither Party will be in default of this Agreement as a result of compliance with laws and regulations; provided, however, to the maximum extent possible a Party’s compliance with laws and regulations shall occur in such a manner that does not result in a breach of any provision of this Agreement.

ARTICLE XII

WARRANTIES AND INDEMNIFICATION

1.             Warranty of Title.  Producer warrants that it will at the time of delivery of Producer’s Gas to Gatherer under this Agreement have good title to or good right to deliver all Producer’s Gas so made available and that such Gas will be free and clear of all liens, encumbrances, and adverse claims of any kind. Producer further warrants that all Gas delivered to Gatherer for gathering hereunder will not cause Gatherer to lose its gathering exemption under Section 1(b) of the Natural Gas Act.

2.             Gatherer’s Warranty.  Gatherer warrants that it has the full legal right and authority to gather and provide the related services hereunder for Producer with respect to all Producer’s Gas and to redeliver Producer’s Gas and Condensate in accordance with this Agreement.  Gatherer warrants that such Producer’s Gas and Condensate shall be free and clear of all liens, encumbrances and claims whatsoever created by, through or under Gatherer.

3.             Indemnification by Producer.  PRODUCER SHALL RELEASE, DEFEND, INDEMNIFY AND SAVE GATHERER HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, AND DEMANDS ARISING FROM OR OUT OF ANY ADVERSE CLAIMS MADE BY ANY THIRD PARTY OR BY PRODUCER FOR ANY LOSS, DAMAGE, COST OR EXPENSE RELATING TO, CAUSED BY, OR ARISING OUT OF: (i) PRODUCER’S OPERATION OF ITS FACILITIES, (ii) THE BREACH BY PRODUCER OF ANY REPRESENTATION OR WARRANTY MADE BY PRODUCER IN THIS AGREEMENT AND (iii) THE FAILURE BY PRODUCER TO COMPLY WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS TO THE EXTENT SUCH FAILURE AFFECTS PERFORMANCE HEREUNDER AND (iv) THE LOSS OF OR DAMAGE TO PRODUCER’S GAS BEFORE GATHERER’S RECEIPT OF PRODUCER’S GAS AND AFTER GATHERER’S REDELIVERY OF PRODUCER’S GAS FOR REASONS OTHER THAN THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER OR ITS AFFILIATES.

4.             Indemnification by Gatherer.  GATHERER SHALL RELEASE, DEFEND, INDEMNIFY, AND SAVE PRODUCER HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, AND DEMANDS ARISING FROM OR OUT OF ANY ADVERSE CLAIMS MADE BY ANY THIRD PARTY OR BY GATHERER FOR ANY LOSS, DAMAGE, COST, OR EXPENSE RELATING TO, CAUSED

BY, OR ARISING OUT OF (i) GATHERER’S OPERATION OF ITS FACILITIES, (ii) THE BREACH BY GATHERER OF ANY REPRESENTATION OR WARRANTY MADE BY GATHERER IN THIS AGREEMENT AND (iii) THE FAILURE BY GATHERER TO COMPLY WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS TO THE EXTENT SUCH FAILURE AFFECTS PERFORMANCE HEREUNDER AND (iv) EXCEPT LOSSES INCLUDED AS FUEL, THE LOSS OF OR DAMAGE TO PRODUCER’S GAS (INCLUDING CONDENSATE) AFTER GATHERER’S RECEIPT OF PRODUCER’S GAS (INCLUDING CONDENSATE) AND BEFORE GATHERER’S REDELIVERY OF PRODUCER’S GAS (INCLUDING CONDENSATE) TO PRODUCER OR ITS DESIGNEE FOR REASONS OTHER THAN THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL OF PRODUCER OR ITS AFFILIATES.

5.             LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN THE NON-CONFORMING GAS/CONDENSATE SECTIONS OF ARTICLE IX, QUALITY, HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR EXEMPLARY OR PUNITIVE DAMAGES OR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, COST OF CAPITAL, CANCELLATION OF PERMITS OR LEASES, TERMINATION OF CONTRACTS, TORT CLAIMS, OR LOST PRODUCTION PRIOR TO DELIVERY TO GATHERER, IRRESPECTIVE OF WHETHER CLAIMS FOR SUCH DAMAGES ARE BASED UPON TORT, CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THIS WAIVER SHALL NOT BE CONSTRUED TO LIMIT ANY INDEMNIFIED PARTY’S ABILITY TO RECOVER UNDER THE INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT WITH RESPECT TO CLAIMS OF NON-AFFILIATED THIRD PERSONS BROUGHT AGAINST SUCH INDEMNIFIED PARTY.

ARTICLE XIII

POSSESSION AND CONTROL

Producer shall be deemed to be in control and in possession of Producer’s Gas prior to such Gas being received by Gatherer at the Receipt Point(s) and shall be responsible for any damages, losses or injuries caused thereby until the same shall have been received by Gatherer at the Receipt Point(s), except for injuries and damages which have been occasioned solely and proximately by the willful misconduct or negligence of Gatherer or its designee.  Gatherer shall be in control and in possession of Producer’s Gas (including Condensate) subsequent to such Gas (including Condensate) being received by Gatherer at the Receipt Point(s) and shall be responsible for any damages, losses or injuries caused thereby until the same shall have been redelivered to Producer or its designee at the Delivery Point(s) (or, in the case of Condensate, until such Condensate shall have been delivered by Gatherer to RTP at the Condensate Receipt Point(s) as provided herein), except for injuries and damages that have been occasioned solely and proximately by the willful misconduct or negligence of Producer or its designee.

ARTICLE XIV

FORCE MAJEURE

If either Gatherer or Producer is rendered unable, wholly or in part, by any of the events or occurrences listed below (each of which shall constitute an event of “Force Majeure”), individually or in the aggregate, to perform or comply with any obligation or condition of this Agreement, such obligation or condition will be suspended during the continuance of the inability so caused and such Party will be relieved of liability for damages and losses, direct or indirect, immediate or remote, by reason of, caused by, arising out of, or in any way attributable to the suspension of performance of such obligation or condition during such period:

(a)          Any cause not reasonably within the control of the affected Party;

(b)         Any act or omission by parties not Affiliated with the Party having the difficulty;

(c)           Any act or omission by parties Affiliated with the Party having the difficulty, if the same is not reasonably within the control of such Affiliate(s);

(d)         Acts of God and the public enemy;

(e)          Civil disorder or criminal activity;

(f)           The elements (including but not limited to rain, hurricanes, floods, earthquakes, tornados, and freezing of wells or lines of pipe), or threats thereof;

(g)         Fire, accidents, or breakdowns;

(h)         Strikes and any other industrial, civil, or public disturbance;

(i)             Failure of non-Affiliated downstream pipelines to install facilities or to take or transport Gas or Condensate;

(j)            Failure of an Affiliated downstream pipeline to install facilities or take or transport Gas or Condensate, if the same is not reasonably within the control of such Affiliate;

(k)          Accidents, repairs, maintenance or alteration to lines of pipe or equipment;

(l)            Inability to obtain or acquire, or seasonal restrictions on, grants, servitudes, rights-of-way, easements or property rights required for the construction or operation of any facilities required hereunder on terms and conditions that are commercially reasonable to the Party seeking such property rights;

(m)      Inability to obtain, acquire, install or erect equipment, materials, supplies, permits or labor or other goods or services required for the construction or operation of any facilities required hereunder;

(n)          Any laws, order, rules, regulations, acts or restraints of any government or governmental body or authority, civil or military;

(o)          Any other unplanned for or non-scheduled occurrence, condition, situation, or threat thereof, not covered by subparagraphs (a) through (n) above, which renders either Party unable to perform its obligations under this Agreement; provided that such occurrence, condition, situation, or threat thereof, is beyond the reasonable control of the Party claiming such inability.

Notwithstanding anything herein to the contrary, (i) the obligation to make payments then due hereunder will not be suspended by an event of Force Majeure, and (ii) the Party suffering an event of Force Majeure shall give notice and reasonably full particulars to the other Party as soon as reasonably possible upon the occurrence of such event and shall diligently take all commercially reasonable steps to mitigate the effects of the event of Force Majeure as soon as reasonably possible.  Nothing herein shall obligate Gatherer or Producer to settle strikes or lockouts under terms that are unacceptable to the affected Party.

ARTICLE XV

NOTICES & PAYMENTS

Any notice, request, statement, or other correspondence provided for in this Agreement shall be given in writing to the Parties hereto at the addresses shown below or at such other addresses as may be hereafter furnished by one Party to the other Party in writing:

Gatherer:	Notices:
Regency Field Services LLC
2001 Bryan Street, Suite 3700
Dallas, TX 75201
Attn: Contract Administration
Phone: (214) 750-1771
Fax: (214) 750-1749

Payments: Wire Transfer:
JPMorgan Chase Bank
New York, NY
ABA# [*****]
Account # [*****]
Account name: Regency Gas Services LP

Payments: Check
Regency Gas Services LP
P.O. Box 730588
Dallas, TX 75373-0588

Producer:	Notices:
SM Energy Company
1775 Sherman Street, Suite 1200
Attn: Dave Whitcomb
Denver, CO 80203
Phone: (303) 861-8140
Fax: (303) 830-2216

Payments: Wire Transfer:

Wells Fargo Bank West N.A.
ABA #: [*****]
Account#: [*****]
Acct: SM Energy Company

TAX ID #:
41-0518430

Any such notice, request, statement, or other correspondence given hereunder shall be deemed delivered when, if sent via facsimile, the sender receives confirmation that the facsimile has been delivered (provided a hard copy of the facsimile is delivered to the recipient within five (5) business Days thereafter); or, if sent by certified mail, the return receipt is signed or refusal to accept the notice is noted thereon (or the first attempt date of delivery if unclaimed); or, if sent by reputable national overnight courier, the notice is actually delivered or refused, as reflected in the courier company’s delivery records.

ARTICLE XVI

MISCELLANEOUS

1.            Regulatory Bodies.  This Agreement shall be subject to all valid applicable federal, state and local laws, rules and regulations of any governmental body or official having jurisdiction.  The Parties hereto shall be entitled to treat all laws, orders, rules and regulations issued by any federal or state regulatory body as valid and may act in accordance therewith until such time as the same may be invalidated by final judgment in a court of competent jurisdiction.

2.            Modification.  Any modification of terms or amendment of provisions of this Agreement shall become effective only by supplemental written agreement between the Parties.

3.            Waiver.  If a Party fails to enforce its rights under this Agreement, such failure shall not constitute a waiver of such Party’s rights to enforce this Agreement strictly in accordance with its terms in the future.

4.            Default and Dispute Resolution.  If either Party fails to comply with any material term hereof, the non-breaching Party shall not be entitled to terminate this Agreement or discontinue performance of its own obligations hereunder until final resolution of such dispute by agreement of the Parties or final court order, and then only in accordance with such agreement or order.  If a dispute arises under this Agreement (a “Dispute”), either Party may invoke the following dispute resolution procedure by delivering written notice thereof (“Dispute Notice”) to the other Party:

(a)           The Parties shall first attempt in good faith to promptly resolve such Dispute by negotiation between officers who have authority to settle the Dispute.  The officers shall be at a higher level of management in their respective organizations than the persons with direct responsibility for the administration of this Agreement.

(b)           If such negotiations do not resolve the Dispute, or if either Party fails to participate in such negotiations, within fifteen (15) days of a Party’s Dispute Notice, then either Party may demand that the Dispute be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention & Resolution Global Rules for Accelerated Commercial Arbitration (“CPR Rules”), by providing the other Party with written notice of such demand (“Arbitration Notice”).  The arbitration shall be conducted by a single arbitrator having no less than ten (10) years of upstream Gas production experience and agreed to by both Parties within fifteen (15) days of the Arbitration Notice.  If the Parties cannot agree on a single arbitrator within such 15-day period, an arbitrator meeting the qualifications set forth above shall be selected by the International Institute for Conflict Prevention and Resolution.  Any arbitration shall occur at a mutually agreeable location within the state of Texas.  The Party invoking arbitration shall serve its Statement of Claim (as defined in the CPR Rules) within ten (10) days of the final appointment of the arbitrator.  The arbitrator’s decision shall be due no later than ninety (90) days from the date the arbitrator is selected.  In all other respects, the arbitration shall proceed in accordance with the CPR Rules.

5.             Governing Law.  AS TO ALL MATTERS OF CONSTRUCTION AND INTERPRETATION, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, DISREGARDING ANY CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE REFERENCE TO THE LAWS OF A DIFFERENT JURISDICTION.  ANY SUIT BROUGHT RELATING TO THIS AGREEMENT IN ANY WAY SHALL BE BROUGHT IN EITHER THE FEDERAL OR STATE COURTS OF TEXAS.  THE PARTIES AGREE THAT IF EITHER PARTY INSTITUTES SUIT TO ENFORCE ANY RIGHT OR OBLIGATION AGAINST THE OTHER PARTY ARISING OUT OF OR INCIDENTAL TO THIS AGREEMENT THEN THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEY’S FEES, COURT COSTS, AND EXPENSES RELATED THERETO.

6.             Assignment.  This Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party, which shall not be unreasonably withheld and any assignment in contravention of this provision shall be null and void; provided, however, that either Party may assign this Agreement to a credit-worthy Affiliate without the other Party’s written consent.

7.             Disconnect.  If this Agreement lawfully terminates for any reason whatsoever, or all Well(s) behind a Receipt Point(s) are permanently released from this Agreement, Producer hereby consents to and agrees that Gatherer can disconnect from the Well(s), the Lease(s), or any of the facilities utilized by Producer that delivers Producer’s Gas at such Receipt Point(s) hereunder.  Disconnect for the purposes of this Section means to remove metering facilities, pipelines and any other interconnection facilities through which Producer’s Gas was delivered under this Agreement and that are either owned by Gatherer or owned by the pipeline with which Gatherer contracted for the gathering or transportation services at the Receipt Point(s).  This consent and agreement by

Producer in this paragraph applies to both Gatherer and Gatherer’s transporter or gatherer, without distinction, and is intended in all respects to satisfy the requirements of any local, state or federal governmental agency having jurisdiction over such matters.  Notwithstanding anything to the contrary, nothing in this Section shall be construed to waive either Party’s rights, remedies or obligations under applicable laws, rules or regulations.

8.             Controlling Agreement.  This Agreement and the Condensate Agreement replace and supersede all prior agreements between Gatherer and its Affiliates, and Producer and its Affiliates, relating to the subject matter hereof (including, but not necessarily limited to, that certain Confidentiality Agreement dated December 21, 2010, by and between Producer and Regency Energy Partners LP, and that certain Memorandum of Understanding dated as of January 3, 2011, between Producer and Gatherer, and that certain Cost Reimbursement Letter Agreement dated as of January 3, 2011, as amended, between Producer and Gatherer), which prior agreements are terminated effective as of the Effective Date.

9.             Confidentiality.  The Parties will keep confidential all of the terms, conditions and obligations of this Agreement; provided, however, each Party may disclose such terms, conditions and obligations (a) to the extent as may be required to effectuate the transportation or gathering of Producer’s Gas, or to meet the requirements of any applicable law and/or any court or regulatory agency having jurisdiction over the matter for which information is sought; (b) in conjunction with any proposed sale, disposition or other transfer (directly or indirectly, including, but not limited to any proposal of a joint venture) of all or any portion of such Party’s rights and interests in and to this Agreement and/or any Lease(s), Well(s) and/or Facilities; (c) to lenders, accountants, consultants and other representatives of such Party, and royalty, working and other interest owners, with a need to know such information; and/or (d) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving such Party.

[Signature page follows.]

This Agreement is executed by the duly authorized representatives of the Parties as of the Effective Date shown above.

GATHERER:
REGENCY FIELD SERVICES LLC
By: Regency Gas Services LP, its sole member
By: Regency OLP GP LLC, its general partner

By:	/s/ Jim Holotik
Name:	Jim Holotik
Title:	Vice President

PRODUCER:
SM ENERGY COMPANY

By:	/s/ Dave Whitcomb
Name:	Dave Whitcomb
Title:	Vice President - Marketing

EXHIBIT “A”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Receipt Point(s)

Receipt Point or Well Name	Longitude (DMS)	Latitude (DMS)

BRIGGS RANCH 1H	99° 20’ 8.247” W	28° 18’ 9.415” N
BRIGGS RANCH 2H	99° 18’ 40.973” W	28° 18’ 7.917” N
BRISCOE B 11H	99° 57’ 34.613” W	28° 5’ 3.548” N
BRISCOE B 1H	99° 56’ 40.56” W	28° 4’ 16.32” N
BRISCOE B 2H	99° 57’ 45.72” W	28° 4’ 15.528” N
BRISCOE B 3H	99° 57’ 33.12” W	28° 5’ 10.32” N
BRISCOE B 4H	99° 59’ 34.581” W	28° 4’ 6.206” N
BRISCOE B GU1 5H	99° 59’ 15.808” W	28° 4’ 32.708” N
BRISCOE B GU1 6H	99° 59’ 3.008” W	28° 4’ 43.92” N
BRISCOE B GU1 7H	99° 58’ 55.01” W	28° 4’ 49.879” N
BRISCOE B GU2 13H	99° 59’ 21.488” W	28° 5’ 39.292” N
BRISCOE B GU3 12H	99° 57’ 31.346” W	28° 5’ 17.312” N
BRISCOE C 1H	100° 0’ 27.036” W	28° 6’ 14.616” N
BRISCOE C 2H	99° 58’ 17.214” W	28° 6’ 37.524” N
BRISCOE C 3H	99° 56’ 11.746” W	28° 6’ 35.996” N
BRISCOE C 4H	99° 59’ 20.9” W	28° 6’ 29.3” N
BRISCOE C 5H	99° 57’ 2.38” W	28° 6’ 8.789” N
BRISCOE C 9H	99° 56’ 50.239” W	28° 6’ 48.813” N
BRISCOE C GU1 10H	99° 57’ 24.84” W	28° 7’ 10.668” N
BRISCOE G 12H	99° 54’ 55.44” W	28° 7’ 1.344” N
BRISCOE G 13H	99° 54’ 36.284” W	28° 8’ 21.205” N
BRISCOE G 2H	99° 54’ 35.928” W	28° 4’ 20.892” N
BRISCOE G 4H	99° 54’ 26.316” W	28° 5’ 2.112” N
BRISCOE G 8H	99° 54’ 18.953” W	28° 9’ 43.767” N
BRISCOE G GU1 3H	99° 55’ 28.128” W	28° 5’ 4.488” N
BRISCOE G GU2 5H	99° 56’ 4.272” W	28° 4’ 38.82” N
BRISCOE G GU3 1H	99° 55’ 26.148” W	28° 4’ 9.912” N
BRISCOE R 1H	99° 55’ 36.413” W	28° 3’ 32.908” N
BRISCOE R 3H	99° 57’ 47.984” W	28° 3’ 30.931” N
BRISCOE R GU1 2H	99° 57’ 3.995” W	28° 3’ 43.504” N
BRISCOE STATE AR 1H	99° 53’ 42.144” W	27° 59’ 55.032” N
GALVAN RANCH 10H	99° 42’ 6.084” W	28° 3’ 4.104” N

GALVAN RANCH 12H	99° 45’ 26.577” W	28° 1’ 2.421” N
GALVAN RANCH 14H	99° 42’ 45.735” W	28° 3’ 50.529” N
GALVAN RANCH 15H	99° 39’ 8.001” W	28° 4’ 52.03” N
GALVAN RANCH 16H	99° 36’ 49.462” W	28° 7’ 25.665” N
GALVAN RANCH 17H	99° 48’ 29.592” W	27° 59’ 31.668” N
GALVAN RANCH 18H	99° 45’ 44.013” W	28° 2’ 1.549” N
GALVAN RANCH 19H	99° 40’ 24.019” W	28° 4’ 9.333” N
GALVAN RANCH 1H	99° 51’ 39.312” W	27° 55’ 8.544” N
GALVAN RANCH 20H	99° 39’ 58.32” W	28° 4’ 30.576” N
GALVAN RANCH 21H	99° 39’ 49.721” W	28° 4’ 33.323” N
GALVAN RANCH 22H	99° 39’ 47.34” W	28° 4’ 37.524” N
GALVAN RANCH 23H	99° 43’ 5.808” W	28° 2’ 32.136” N
GALVAN RANCH 24H	99° 35’ 46.14” W	28° 4’ 44.797” N
GALVAN RANCH 26H	99° 36’ 11.517” W	28° 6’ 53.242” N
GALVAN RANCH 27H	99° 36’ 11.669” W	28° 6’ 42.296” N
GALVAN RANCH 28H	99° 36’ 10.663” W	28° 6’ 41.145” N
GALVAN RANCH 2H	99° 51’ 40.536” W	27° 56’ 48.768” N
GALVAN RANCH 3H	99° 49’ 55.596” W	27° 55’ 27.264” N
GALVAN RANCH 4H	99° 47’ 4.452” W	27° 57’ 5.076” N
GALVAN RANCH 7H	99° 50’ 37.788” W	27° 58’ 58.656” N
GALVAN RANCH A527H	99° 37’ 45.871” W	28° 5’ 44.02” N
GALVAN RANCH A528H	99° 37’ 46.056” W	28° 5’ 43.909” N
GALVAN RANCH A529H	99° 37’ 46.241” W	28° 5’ 43.797” N
HUBBARD RANCH 1H	99° 21’ 58.997” W	28° 15’ 53.025” N
SAN AMBROSIA B 1H PILOT	100° 0’ 43.848” W	28° 4’ 38.64” N
SAN AMBROSIA C 1H	100° 0’ 6.12” W	28° 7’ 49.656” N
SAN AMBROSIA C 2H	99° 59’ 34.08” W	28° 8’ 13.92” N
SAN AMBROSIA D 1H	99° 57’ 57.168” W	28° 7’ 51.42” N
SAN AMBROSIA D 2H	99° 56’ 51.72” W	28° 8’ 9.384” N
SAN AMBROSIA D 4H	99° 57’ 31.069” W	28° 8’ 38.459” N
SAN AMBROSIA D GU1 5H	99° 58’ 50.47” W	28° 7’ 45.612” N

For each Well, Gatherer’s Facilities shall interconnect with Producer’s facilities at the edge of Producer’s Well Pad serving such Well, and Gatherer shall receive the combined well-stream Gas (i.e., Gas, Condensate and water) downstream of the Producer-provided manifold located on the edge of the Producer’s Well Pad.

New Receipt Point(s) shall be added hereto as provided in Article IV, Section 1 of this Agreement.

EXHIBIT “A-1”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Dedicated Area Plat

EXHIBIT “B”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Fees

Gathering Fee ($/MMBtu measured at the Delivery Point(s))

$[*****]

Compression Fee ($/MMBtu measured at the compression inlet)

Applicable as a single fee for all compression, regardless of the number of stages of compression.

$[*****]

Optional Fuel Gas Treating Fee       ($/MMBtu actually treated)

Applicable at field compression stations in the event that Producer elects to have Gas treated for use as fuel in Producer’s compression stations, as applicable.

$[*****]

Dehydration Fee ($/MMBtu actually treated)

Applicable only on the portion of the Residue Gas delivered at Delivery Point(s) into downstream pipelines that require dehydration of such Gas before delivery.

$[*****]

Schedule of Additional Fees for High Hydrogen Sulfide Concentration ($/Mcf actually treated based on the Hydrogen Sulfide levels set forth below)

H2S ppm	fee
4-12	$	[*****]
13-24	$	[*****]
25-32	$	[*****]
33-44	$	[*****]
45-56	$	[*****]
57-64	$	[*****]
65-76	$	[*****]
77-90	$	[*****]

EXHIBIT “C”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Delivery Point(s)

Delivery Point	Meter Number	Pressure (psig)	Maximum Daily Quantity (MMSCFD)	Exhibit C-1 Location	Lat. / Long.	County / State
Briscoe A-1(1)	TBD	1200	250	1	28.182037 -99.873273	Webb, Texas
Boldt Ranch(2)	TBD	1200	350	2	28.064314 -99.604006	Webb, Texas
LaSalle(3)	TBD	1200	80	3	28.282275 -99.306699	LaSalle, Texas
Briscoe – Catarina(4)	TBD	1200	20	4	28.236729 -99.791703	Dimmit, Texas
Briscoe A	6021	450	21	1	28.182037 -99.873273	Webb, Texas
Briscoe AR-1H	6030	450	22	5	28.027124 -99.960781	Webb, Texas
Huber Sales II	6035	450	23	6	28.047408 -99.926973	Webb, Texas
Brask CRP	6036	450	21	7	28.026701 -99.863584	Webb, Texas
Huber Sales III	6038	450	7.5	6	28.047408 -99.926973	Webb, Texas
Gates Lateral CRP	6033	1200	65	8	28.049946 -99.736603	Webb, Texas
Bella Vista CRP	6040	1200	36	9	28.138037 -99.594894	Webb, Texas

(1) Briscoe A-1 Delivery Point(s) shall include interconnects with Eagle Ford Gathering LLC, Regency Field Services LLC, and ETC Texas Pipeline Ltd.

(2) Boldt Ranch Delivery Point(s) shall include interconnects with Eagle Ford Gathering LLC, Regency Field Services LLC, and Energy Transfer.

(3) LaSalle Delivery Point(s) shall include interconnects with Eagle Ford Gathering LLC and Enterprise Texas Pipeline LLC.

(4) Briscoe – Catarina Delivery Point(s) shall include an interconnect with Eagle Ford Gathering LLC.

As additional delivery point(s) are installed on the Facilities for delivery of Gas from the Facilities, the Parties shall add the same to this Exhibit by amendment.

EXHIBIT “C-1”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Delivery Point(s) Map

Exhibit C-1

100°0'0"W
99°45'0"W
99°30'0"W
28°15'0"N
28°0'0"N
Briscoe A
Briscoe A Tank Battery - #6021
Briscoe Catarina CDP
La Salle CDP
Huber Sales II- #6035
Huber Sales III- #6036
Bella Vista CRP- #6040
Boldt Ranch CDP
Brask CRP- #6036
Briscoe AR 1-H- #6030
Gates Lateral CRP- #6033
Webb County
Dimmit County
MEXICO
UNITED STATES
1
2
3
4
5
6
7
8
9
83
44
REGENCY
1 inch equals 5 miles
0
2.5
5
Miles

EXHIBIT “D”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Initial GSB Plan

EXHIBIT “E”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

ANNUAL THROUGHPUT COMMITMENTS

Commitment Year	Annual Throughput Commitment
1	[*****]
2	[*****]
3	[*****]
4	[*****]
5	[*****]
6	[*****]
7	[*****]
8	[*****]
9	[*****]
10	[*****]

EXHIBIT “F”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Initial Drilling Plan

Well	Spud	Release	Projected Completion Date	Latitude	Longitude
Galvan Ranch 26H (Pad)	17-Mar	2-Apr	24-Jun-11	28.110471	-99.603547
Galvan Ranch 27H (Pad)	6-Apr	21-Apr	24-Jun-11	28.11043	-99.603588
Galvan Ranch 28H (Pad)	24-Apr	10-May	24-Jun-11	28.11039	-99.60363
Light Ranch 346H (offset to Matador well)	29-May	15-Jun	30-Jun-11
Galvan Ranch Al25H (Pilot Hole)	30-May	20-Jun	5-Jul-11
Galvan State 1H (CHK Offset)	6-Jun	23-Jun	8-Jul-11
Galvan Ranch A527H (Pad)			8-Jul-11	28.095562	-99.629408
Galvan Ranch A528H (Pad)			8-Jul-11	28.095531	-99.62946
Galvan Ranch A529H (Pad)		24-May	8-Jul-11	28.0955	-99.629513
Briscoe R 4H (CHK Offset)	27-Jun	11-Jul	26-Jul-11
Briscoe R 14H Pilot	24-Jun	12-Jul	27-Jul-11
Briscoe G GU4 State 9H (10/29/11)	15-Jul	27-Jul	11-Aug-11
Galvan Ranch A501H	16-Jul	1-Aug	16-Aug-11	28.120615	-99.588545
Briscoe G GU5 State 11H (10/29/11)	31-Jul	12-Aug	27-Aug-11
Galvan Ranch B152H	29-Jul	14-Aug	29-Aug-11	27.991254	-99.75995
Galvan Ranch A401H	5-Aug	21-Aug	5-Sep-11	28.124415	-99.59081
Galvan Ranch A444H (Pad)	30-May	15-Jun	8-Sep-11
Galvan Ranch A443H (Pad)	19-Jun	5-Jul	8-Sep-11
Galvan Ranch A442H (Pad)	9-Jul	25-Jul	8-Sep-11	28.072289	-99.641687
Galvan Ranch B412H	18-Aug	3-Sep	18-Sep-11	28.043207	-99.715169
Galvan Ranch A301H	25-Aug	10-Sep	25-Sep-11	28.093406	-99.586317
Galvan Ranch A539H	20-Jun		27-Sep-11
Galvan Ranch A540H			27-Sep-11
Galvan Ranch A541H		13-Aug	27-Sep-11
Watson GU1 State 1H	7-Sep	23-Sep	8-Oct-11
Briscoe R 6H (Pad)	1-Jul		9-Oct-11
Briscoe R 7H (Pad)			9-Oct-11
Briscoe R 8H (Pad)		25-Aug	9-Oct-11
Galvan Ranch A201H	14-Sep	30-Sep	15-Oct-11	28.074677	-99.586317
Briscoe AR GU1 State 2H	27-Sep	13-Oct	28-Oct-11
Briscoe G 7H	3-Oct	15-Oct	30-Oct-11

[Remainder of Chart Redacted]

EXHIBIT “G”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Memorandum

MEMORANDUM OF GAS GATHERING AGREEMENT

STATE OF TEXAS	§
	§	KNOW ALL BY THESE PRESENTS:
COUNTIES OF WEBB. DIMMIT	§
AND LASALLE	§

This Memorandum of Gas Gathering Agreement (this “Memorandum”) is entered into by and between Regency Field Services LLC, a Delaware limited liability company (“Gatherer”) and SM Energy Company, a Delaware corporation (“Producer”) pursuant to Article II, Section 1 (b) of that certain Gas Gathering Agreement (the “Gathering Agreement”) by and between the Gatherer and Producer (hereinafter sometimes referred to individually as “Party” or collectively as “Parties”) dated as of         , 2011 (the “Effective Date”).

1.            The Parties have entered into the Gathering Agreement effective as of the Effective Date, which provides, inter alia, the terms and conditions under which: (a) Producer has dedicated certain oil, gas and other mineral leases now or hereafter acquired, being defined therein and referred to herein as the “Leases” and/or Producer’s interests in oil, gas and other hydrocarbon wells now or hereafter completed on the Leases, being defined therein and referred to herein as the “Wells” to Gatherer thereunder; and (b) the Parties have agreed to have Gatherer gather and take delivery of Gas now or hereafter produced from the Wells at certain Receipt Point(s) and transport and redeliver such natural gas to certain Delivery Point(s) as set forth therein.

2.            Producer has committed and dedicated to Gatherer for the performance of the Gathering Agreement, and during the term of the Gathering Agreement, all of “Producer’s Dedicated Gas.” Article II, Section 1 (Dedication) of the Gathering Agreement provides, in pertinent part, as follows:

(a)           Subject to the reservations contained in Section 3 of this Article II, Producer hereby commits and dedicates to the performance of this Agreement [the Gathering Agreement], during the term of this Agreement, all of Producer’s Dedicated Gas.  Notwithstanding anything to the contrary set forth in this Agreement all Gas produced from existing or future wells that deliver Gas to Producer’s gathering system commonly known as the Olmos System, in Webb County, Texas, for redelivery out of such system at the Huber Sales Meter #6000 up to 10,000 Mcf per day (as measured at such meter) (“Olmos Gas”), is dedicated by Producer to Gatherer under that certain Gas Gathering

Agreement dated September 1, 2010 bearing Gatherer’s Contract No. PF-028 and is excluded from the commitment and dedication under this Agreement. Any Gas delivered from the Olmos System in excess of 10,000 Mcf per day shall be dedicated under this Agreement.

(b)          The dedication by Producer of Producer’s Dedicated Gas to the performance of this Agreement shall be a covenant running with the land with respect to the Lease(s) and shall be binding on all successors and assigns of Producer thereunder…. If, at any time during the term this Agreement, Producer sells, transfers, conveys, assigns, grants or otherwise disposes of all or any interests in the Lease(s), any such sale, transfer, conveyance, assignment, or other disposition shall be expressly made subject to the terms of this Agreement.

(c)           Producer represents and warrants that, prior to the Effective Date, it has not dedicated any of the Lease(s) currently in effect for the Dedicated Area, any Gas produced therefrom, or any other interest in or portion of the Dedicated Area to a third Person under another Gas gathering, transportation or similar agreement which would conflict with Producer’s dedication hereunder.  Notwithstanding the foregoing, if, after the Effective Date, Producer or its Affiliates acquire additional Lease(s) covering lands and formations in the Dedicated Area that, at the time of Producer’s or its Affiliates’ acquisition thereof, are subject to existing purchase, gathering, transportation, or similar agreements executed by Producer’s predecessors in interest with third Persons that contain acreage or production dedications, such Lease(s) and the lands and formations covered thereby shall not be deemed to be committed or dedicated to the performance of this Agreement until such existing acreage or production dedications expire or are terminated or released pursuant to the terms of any such agreements.

3.            Producer’s commitment and dedication of “Producer’s Dedicated Gas” and Gatherer’s obligation to take deliveries under Article II, Section 2 of the Gathering Agreement are subject to the provisions of Article II, Section 3 (Reservations of Producer) and Section 4 (Reservations of Gatherer), which provide, in pertinent part, as follows:

3.           Reservations of Producer.  Producer reserves the following rights under this Agreement:

(a)          to pool or unitize the Leases with other leases in the same field, provided that all Gas attributable to Producer’s or its Affiliates’ interest in any unit so formed shall, to the extent of Producer’s or its Affiliates’ interest in the Leases, be deemed subject to this Agreement;

(b)          to use Gas in developing and operating the Wells and the Leases and delivering Producer’s Gas to the Receipt Point(s).

(c)          to retain and/or be provided (for the Condensate that Gatherer recovers) all Condensate separated from Producer’s Gas prior to redelivery of the Residue Gas to Producer at the Delivery Point(s), including liquid hydrocarbons collected by Gatherer as a result of pigging, compression and other operations in the Facilities.

….

4.           Reservations of Gatherer. Notwithstanding anything herein to the contrary, Gatherer reserves the right to cease taking deliveries of Gas at any Receipt Point(s) for so long as Gatherer, in its reasonable judgment, believes that continuing to take Gas from such Receipt Point(s) poses a threat of imminent danger to persons or property.

4.            The following terms are defined in the Gathering Agreement and in this Memorandum as follows:

(a)          “Affiliate” means with respect to Gatherer, any entity controlled by or under common control with Regency Energy Partners LP and, with respect to Producer, means any entity controlling, controlled by, or under common control with Producer.  For purposes of this definition, the term “control” (including its derivatives and similar terms)  means ownership of more than fifty percent (50%) of the voting interest of the entity with the authority to direct or cause the direction of the management and policies of the relevant Person.

(b)          “Dedicated Area” means the lands described and depicted by plat on Exhibit “A-1” to the Gathering Agreement (a copy of which is attached hereto as Appendix 1), strictly limited to the formations between the surface of such lands and the base of the Eagle Ford Formation underlying such lands and shall include the Leas(s) and Well(s) within the Dedicated Area.

(c)          “Eagle Ford Formation” means the Cenomanian-aged geological formation known as the Eagle Ford formation.  The base of the Eagle Ford formation is defined by the gamma ray tool as a change from a high radioactive response at the base of the Eagle Ford formation to a very low radioactive response from the underlying limestones of the Buda formation as defined in Producer’s Briscoe G1H well at a measured depth of 7,704 feet.

(d)          “Gas” means natural gas as produced in its natural state, including all of the hydrocarbon constituents thereof.

(e)          “Lease(s)” means all interests of every kind and character now owned or hereafter acquired during the term of the Gathering Agreement by Producer, or any Affiliate of Producer, in, to, or under any oil and gas lease, mineral interest, royalty interest, overriding royalty interest, production payment, and profits interest, mineral servitude, or other right with respect to Gas and related hydrocarbons covering the lands and formations within the Dedicated Area.  The term “Lease” includes all interests of every kind and character now owned or hereafter acquired by Producer, or any Affiliate of Producer, in, to, and under any unit declaration, unit agreement, unit order, the units created pursuant thereto, and all Gas and other hydrocarbons produced therefrom as the result of the inclusion in such units of all or any portion of any Lease.  The term “Lease” also includes any renewal or extension of the relevant Lease (as to all or any portion of the lands and formations covered thereby) and any wholly new oil and gas lease (including any top lease) covering all or a portion of the same lands and formations as the relevant existing Lease that is executed and delivered during the term of, or within one (1) year after the expiration of the term of, such predecessor Lease, to the extent of the interests therein owned by Producer, or any Affiliate of Producer, during the term of this Agreement.  Notwithstanding the foregoing or anything else herein to the contrary, the term “Lease” shall not include any interests with respect to formations below the base of the Eagle Ford Formation.

(f)           “Person” means any individual or entity, including, without limitation, any corporation, limited liability company, joint stock company, general or limited partnership, or government authority (including any agency or administrative group thereof).

(g)          “Producer’s Dedicated Gas” means all Gas owned or controlled by Producer or its Affiliates and produced during the term of the Gathering Agreement from or allocable to all current and future Wells located on lands within the Dedicated Area.  As used in this definition: (a) the word “owned” refers to Gas to which Producer has title by virtue of its ownership of a Lease or its purchase thereof from another Person; and (b) the phrase “controlled by” refers to Gas owned by a Person other than Producer or its Affiliates and produced from Wells in the Dedicated Area during the period that Producer or its Affiliates have the contractual right (pursuant to a marketing, agency, operating, unit or similar agreement) to market any such Gas; and if for any reason the contractual right of Producer or its Affiliates to market any such Gas (the “subject Gas”) terminates or expires, then the subject Gas shall cease to constitute Producer’s Dedicated Gas upon such termination or expiration.  The phrase “controlled by” does not refer to, and Producer’s Dedicated Gas does not include, Gas owned by Persons other than Producer or its Affiliates and produced from Well(s) not operated by Producer or any of its Affiliates.

(h)          “Well(s)” means any well that is now completed or may be hereafter completed under the Lease(s).  Notwithstanding the foregoing or anything else in the Gathering Agreement to the contrary, the term “Well(s)” shall not include any well(s) completed in and/or producing from any formation below the base of the Eagle Ford Formation.

5.            The filing of this Memorandum shall serve notice of the execution and existence of the Gathering Agreement, and the terms and conditions of the Gathering Agreement are incorporated herein by reference.  In the event of any conflict between the provisions of the Gathering Agreement and the provisions of this Memorandum, the provisions of the Gathering Agreement shall prevail and control.  The dedication by Producer of Producer’s Dedicated Gas to the performance of the Gathering Agreement shall be a covenant running with the land with respect to the Dedicated Area, and with respect to the Lease(s) insofar as they cover all or any part of the Dedicated Area, and with respect to the Well(s), in each case subject to the limitations set forth above in this Memorandum.  The Gathering Agreement is binding upon and shall inure to the benefit of Producer and Gatherer, and their respective representatives, successors and assigns forever.

IN WITNESS HEREOF, the undersigned Parties have executed this Memorandum effective as of the Effective Date.

GATHERER:

REGENCY FIELD SERVICES LLC
By: Regency Gas Services LP, its sole member
By: Regency OLP GP LLC, its general partner

By:
Its:

PRODUCER:

SM ENERGY COMPANY

By:
Its:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on the          day of                               , 2011, by             ,          of Regency OLP GP LLC, a Delaware limited liability company and general partner for Regency Gas Services LP, a          limited partnership and sole member of Regency Field Services LLC, a Delaware limited liability company, on behalf of Regency Field Services LLC.

Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on the          day of                               , 2011, by             ,          of SM Energy Company, a Delaware corporation, on behalf of said corporation.

Notary Public, State of Texas

APPENDIX “1”

To the Memorandum of Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Dedicated Area Plat

EXHIBIT “H”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Central Backbone Map

EXHIBIT “I”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Connection Notice

•              Date of notice

•              Well Pad identifier [name of 1st Well on Well Pad]

•              Anticipated completion date of 1st Well on Well Pad

•              Expected number of Well(s) on Well Pad

•              Location of Well Pad [with survey plat attached]

EXHIBIT “J”

To the Gas Gathering Agreement

Between Regency Field Services LLC and SM Energy Company

Dated May 31, 2011

Briscoe 80 psig Selected Segments